UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AbCellera Biologics Inc.
(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ABCELLERA BIOLOGICS INC.
2215 Yukon Street
Vancouver, BC V5Y 0A1
NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS
To be held June 15, 2023
Notice is hereby given that the 2023 Annual Meeting of Shareholders, or Annual Meeting, of AbCellera Biologics Inc. will be held virtually on Tuesday, June 15, 2023, at 9:00 a.m. Pacific Time. Shareholders may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/ABCL2023. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. The purpose of the Annual Meeting is the following:
1.
To elect two class III directors to our Board of Directors, to serve until the 2026 Annual Meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, or Say-on-Pay;
4.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
The proposal for the election of directors relates solely to the election of class III directors nominated by the Board of Directors.
Only shareholders of record at the close of business on April 17, 2023, will be entitled to vote during the Annual Meeting and any adjournment or postponement thereof. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. You will not be able to attend the 2023 Annual Meeting in person.
We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to our shareholders a Notice of Internet Availability of Proxy Materials, or Notice, instead of a paper copy of our proxy materials and our 2022 Annual Report to Shareholders, or 2022 Annual Report. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2022 Annual Report. This process allows us to provide our shareholders with necessary information on a timelier basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.
Your vote is important. Whether or not you are able to attend the virtual Annual Meeting, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the virtual Annual Meeting. You may vote by submitting your proxy via the Internet, by telephone, or by mail (if you received paper copies of the proxy materials) by following the instructions on the proxy card or voting instruction card. Voting over the Internet or by telephone, written proxy or voting instruction card will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
By direction of the Board of Directors,

/s/ Tryn T. Stimart
Tryn T. Stimart Chief Legal Officer, Chief Compliance Officer,and Corporate Secretary
Vancouver, BC
April 28, 2023

Page
GENERAL INFORMATION	2
PROPOSAL NO. 1 – ELECTION OF CLASS III DIRECTORS	6
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023	11
PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION	13
CORPORATE GOVERNANCE	14
DIRECTOR COMPENSATION	21
EXECUTIVE COMPENSATION	23
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	47
PRINCIPAL SHAREHOLDERS	48
DELINQUENT SECTION 16(a) reports	50
REPORT OF THE AUDIT COMMITTEE	51
HOUSEHOLDING	52
SHAREHOLDER PROPOSALS	52
OTHER MATTERS	52
i

ABCELLERA BIOLOGICS INC.
2215 Yukon Street
Vancouver, BC V5Y 0A1
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 15, 2023
This proxy statement contains information about the 2023 Annual Meeting of Shareholders, or the Annual Meeting, of AbCellera Biologics Inc., which will be held on Tuesday, June 15, 2023, at 9:00 a.m. Pacific Time. The 2023 Annual Meeting will be a virtual shareholders meeting held at www.virtualshareholdermeeting.com/ABCL2023. Our Board of Directors is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, the terms “AbCellera,” “Company,” “we,” “us,” and “our” refer to AbCellera Biologics Inc. The mailing address of our principal executive offices is 2215 Yukon Street Vancouver, BC V5Y 0A1.
All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the proxies will be voted in accordance with the recommendation of our Board of Directors with respect to each of the matters set forth in the accompanying Notice of Meeting. You may revoke your proxy at any time before it is exercised at the meeting by giving our proxy tabulator written notice to that effect. Such written notice should be delivered by mail to Proxy Tabulator for AbCellera Biologics Inc., c/o Broadridge Financial Solutions, Vote Processing Department, 51 Mercedes Way, Edgewood NY, 11717.
We made this proxy statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2022, available to shareholders on or about April 28, 2023.
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be Held on June 15, 2023:

This proxy statement and our 2022 Annual Report to Shareholders are available for viewing, printing and downloading at http://materials.proxyvote.com/00288U.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, except for exhibits, will be furnished without charge to any shareholder upon written request to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary. This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are also available on the SEC’s website at www.sec.gov, or on our website at www.abcellera.com.

ABCELLERA BIOLOGICS INC.
PROXY STATEMENT
FOR THE 2023 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
When are this proxy statement and the accompanying materials scheduled to be sent to shareholders?
We have elected to provide access to our proxy materials to our shareholders via the Internet. Accordingly, on or about April 28, 2023, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice. Our proxy materials, including the Notice of 2023 Annual Meeting of Shareholders, this proxy statement and the accompanying proxy card or, for shares held in street name (i.e., held for your account by a broker or other nominee), a voting instruction form, and the 2022 Annual Report to Shareholders, or 2022 Annual Report, will be mailed or made available to shareholders on the Internet on or about the same date.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, for most shareholders, we are providing access to our proxy materials over the Internet rather than printing and mailing our proxy materials. We believe following this process will expedite the receipt of such materials and will help lower our costs and reduce the environmental impact of our Annual Meeting materials. Therefore, the Notice was mailed to holders of record and beneficial owners of our common shares starting on or about April 28, 2023. The Notice provides instructions as to how shareholders may access and review our proxy materials, including the Notice of 2023 Annual Meeting of Shareholders, this proxy statement, the proxy card and our 2022 Annual Report, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice also provides voting instructions. In addition, shareholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future shareholders meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of 2023 Annual Meeting of Shareholders, this proxy statement and our 2022 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this proxy statement.
Who is soliciting my vote?
Our Board of Directors is soliciting your vote for the Annual Meeting.
When is the record date for the Annual Meeting?
The record date for determination of shareholders entitled to vote at the Annual Meeting is the close of business on April 17, 2023.
How many votes can be cast by all shareholders?
There were 288,653,194 common shares, no par value per share, outstanding on April 17, 2023, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each shareholder of record is entitled to one (1) vote for each share of our common shares held by such shareholder. We had no undesignated preferred shares outstanding as of April 17, 2023.
Where will the Annual Meeting be held this year?
The 2023 Annual Meeting will be a virtual shareholders meeting held at www.virtualshareholdermeeting.com/ABCL2023.
We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. In order to attend the virtual Annual Meeting and vote your shares, shareholders of record as of April 17, 2023, can access www.virtualshareholdermeeting.com/ABCL2023. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

We will not charge you for access to the virtual Annual Meeting, though your internet service provider may charge a fee for network access. Even if you plan to attend the Annual Meeting virtually, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
How do I vote?
If you are a shareholder of record, there are several ways for you to vote your shares.
•
Online during the Annual Meeting. You may vote during the virtual Annual Meeting by following the instructions available at www.virtualshareholdermeeting.com/ABCL2023. If you hold your shares through a bank or broker and wish to vote at the virtual Annual Meeting, you must obtain a valid proxy from the firm that holds your shares. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your notice and your proxy card. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.

•
By Internet or Telephone prior to the Annual Meeting. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice. To be counted, proxies submitted by Internet or by telephone must be received by the cutoff time of 11:59 p.m. Eastern Time on June 14, 2023.

•
By Mail prior to the Annual Meeting. If you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. Proxies submitted by mail must be received before the start of the Annual Meeting.

If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this proxy statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you.
If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in your proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.
How do I revoke my proxy?
You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail that we receive before the start of the Annual Meeting or over the Internet by the cutoff time of 11:59 p.m. Eastern Time on June 14, 2023, (2) attending and voting at the virtual Annual Meeting (although attendance at the virtual Annual Meeting will not in and of itself revoke a proxy), or (3) by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with our Corporate Secretary. Any written notice of revocation or subsequent proxy card must be received by our proxy tabulator prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be delivered by mail to Proxy Tabulator for AbCellera Biologics Inc., c/o Broadridge Financial Solutions, Vote Processing Department, 51 Mercedes Way, Edgewood NY, 11717.
If a broker, bank, or other nominee holds your shares, you must contact such broker, bank, or nominee to find out how to change your vote.
How is a quorum reached?
Our articles provide that two (2) persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least a majority of the issued shares entitled to be voted at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

Shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.
How is the vote counted?
Under our articles and the British Columbia Business Corporations Act, or BCBCA, proposals are generally decided by a majority of the votes cast by the shareholders who voted in respect of that resolution, except where a larger or different vote is required by law or by our articles. Because abstentions are not votes cast by shareholders, they are not counted as votes in favor of any proposal.
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Because broker “non-votes” are not votes cast by shareholders, they are not included in the tabulation of the voting results on any such proposal and, therefore, do not have an impact on such proposals.
If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Each of Proposals No. 1 and 3 is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to these proposals, your broker may not vote for such proposals, and those votes will be counted as broker “non-votes.” Proposal No. 2 is a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.
To be elected, each director nominated via Proposal No. 1 must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of such proposal. We have adopted a “majority voting policy” to the effect that a nominee for election as a director who does not receive a majority of “for” votes compared to the total number of votes cast with respect to the election of directors by shareholders shall offer to tender his or her resignation to the Board of Directors promptly following the meeting of shareholders at which the vote took place. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and disclose it in a Current Report on Form 8-K within ninety (90) days following the meeting of shareholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply for contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.
For Proposal No. 2 to pass, the proposal must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of such proposal.
For Proposal No. 3 to pass, the proposal must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of such proposal.
Who pays the cost for soliciting proxies?
We are making this solicitation and will pay the entire cost of preparing and distributing the Notice and our proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have retained Broadridge Financial Solutions to assist us in the distribution of proxy materials. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies.

How may shareholders submit matters for consideration at an Annual Meeting?
With respect to shareholder proposals, we are subject to the provisions of the BCBCA which sets out the requirements for a valid proposal and provides for the rights and obligations of our company and the submitter upon a valid proposal being made. Proposals submitted under the applicable provisions of the BCBCA that a shareholder intends to present at the 2023 Annual Meeting and wishes to be considered for inclusion in our proxy statement and form of proxy relating to the 2023 Annual Meeting must be received at least three (3) months before the anniversary of the 2022 Annual General Meeting. Such proposals must also comply with all applicable provisions of the BCBCA and the regulations thereunder.
In addition, any shareholder proposal intended to be included in the proxy statement for the next Annual Meeting of our shareholders in 2024 must also satisfy the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and be received not later than December 29, 2023. If the date of the Annual Meeting is moved by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.
How can I know the voting results?
We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four (4) business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF CLASS III DIRECTORS
Our Board of Directors currently consists of six (6) members. In accordance with the terms of our articles, our Board of Directors is divided into three (3) classes, class I, class II and class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•	the class III directors are John S. Montalbano, CFA and Peter Thiel, and their terms will expire at the Annual Meeting;
•	the class I directors are Véronique Lecault, Ph.D. and Andrew Lo, Ph.D. and their terms will expire at the Annual Meeting of shareholders to be held in 2024;
•	the class II directors are Carl L. G. Hansen, Ph.D. and Michael Hayden, MBCHB (M.D.), Ph.D., and their terms will expire at the Annual Meeting of shareholders to be held in 2025.
Following the initial term of office described above, directors will be elected to hold office for a three-year term expiring on our third annual general meeting following their election. At every annual general meeting and in every unanimous shareholder resolution in lieu thereof, all of the directors whose terms expire shall cease to hold office immediately before the election or appointment of directors but are eligible for re-election or re-appointment. The shareholders entitled to vote at the annual general meeting for the election of directors may elect, or in a unanimous resolution appoint, the number of directors required to fill any vacancies created, which vacancies have not already been filled as otherwise permitted in the articles. The directors will hold office for the applicable terms contemplated in the staggered board provisions. Upon resignation of a director, the remaining directors may fill the casual vacancy resulting from such resignation for the remainder of the unexpired term.
Under the BCBCA and our articles, a director may be removed with or without cause by a special resolution passed by a special majority (being two-thirds) of the votes cast by shareholders present in person or by proxy at a duly convened meeting and who are entitled to vote. To the extent directors are elected or appointed to fill casual vacancies or vacancies arising from the removal of directors, in both instances whether by shareholders or directors, the directors shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced. Any casual vacancy on occurring in the Board of Directors may be filled by the directors, subject to our articles. In addition, if our company has no directors or fewer directors in office than the number set pursuant to our articles as the quorum of directors, then the shareholders may elect or appoint directors to fill any vacancies on the Board of Directors, subject to our articles.
Our Board of Directors has nominated each of John S. Montalbano, CFA and Peter Thiel, for election as the class III directors at the Annual Meeting. The nominees are presently directors and have indicated a willingness to continue to serve as directors, if elected. If the nominees become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our Board of Directors.
Although we do not have a formal policy regarding the consideration of diversity in identifying director candidates, overall board diversity of industry background is generally among the factors considered. Our priority in selection of board members is identification of members who will further the interests of our shareholders through consideration of several facts and circumstances, including among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board of Directors.
Nominees for Election as Class III Directors
The following table and narrative information identifies our nominees for class III directors, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2023.
Name	Positions and Offices Held	Director Since	Age
John S. Montalbano, CFA	Director	2020	58
Peter Thiel	Director	2020	55
John S. Montalbano, CFA. Mr. Montalbano has served as a member of our Board of Directors since November 2020 and is the Chair of our Audit Committee, a member of our Compensation Committee, and a member of our Nominating and Corporate Governance Committee. Mr. Montalbano has served as a member of the Board of Directors of Aritzia Inc., a public fashion company, since July 2019, and has served as a member of the Board of

Directors and Audit Committee Chair for the Canada Pension Plan Investment Board, since February 2017. Prior to his retirement, Mr. Montalbano served as the Chief Executive Officer of RBC Global Asset Management from 2008 to 2015, and as the President of Phillips, Hager & North Investment Management Ltd., a private wealth management firm, from 2005 to 2008. Mr. Montalbano also served as Vice Chair of RBC Wealth Management from April 2015 to December 2016. Mr. Montalbano holds a B.Comm. in Finance from the University of British Columbia. We believe Mr. Montalbano is qualified to serve on our Board of Directors due to his leadership, experience as an entrepreneur, and financial expertise.
Peter Thiel. Mr. Thiel has served as a member of our Board of Directors since October 2020. Mr. Thiel serves as Chair of our Nominating and Corporate Governance Committee. He has served as president of Thiel Capital, an investment firm, since 2011 and as a partner of Founders Fund, a venture capital firm, since 2005. In 1998, Mr. Thiel co-founded PayPal, Inc., an online payment company, where he served as Chief Executive Officer, President, and Chairman of its Board of Directors from 2000 until its acquisition by eBay in 2002. Mr. Thiel currently serves on the Board of Directors of Palantir Technologies Inc. Mr. Thiel holds a B.A. in Philosophy from Stanford University and a J.D. from Stanford Law School. We believe Mr. Thiel is qualified to serve on our Board of Directors due to his leadership and experience as an entrepreneur and venture capitalist.
The proxies will be voted in favor of the above nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as our directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our Board of Directors may designate.
Vote Required
To be elected, each director nominated must receive a “for” vote from a majority of the votes cast by shareholders who voted in respect of this proposal. Abstentions and broker non-votes will have no effect on this proposal. We have adopted a “majority voting policy” to the effect that a nominee for election as a director who does not receive a majority of “for” votes compared to the total number of votes cast with respect to the election of directors by shareholders shall offer to tender his or her resignation to the Board of Directors promptly following the meeting of shareholders at which the vote took place. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and disclose it in a Current Report on Form 8-K within ninety (90) days following the meeting of shareholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply for contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE ELECTION OF JOHN S. MONTALBANO, CFA AND PETER THIEL AS THE CLASS III DIRECTORS, TO SERVE FOR A THREE-YEAR TERM ENDING AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD IN 2026.

Directors Continuing in Office
The following table and narrative information identifies our directors continuing in office, and sets forth their principal occupation and business experience during the last five years and their ages as of April 1, 2023.
Name	Positions and Offices Held	Director Since	Class and Year in Which Term Will Expire	Age
Véronique Lecault, Ph.D.	Chief Operating Officer and Director	2018	Class I—2024	38
Andrew Lo, Ph.D.	Director	2021	Class I—2024	62
Carl L.G. Hansen, Ph.D.	Chief Executive Officer, President and Director (Chairman of the Board)	2012	Class II—2025	48
Michael Hayden, MBCHB (M.D.), Ph.D.	Director	2019	Class II—2025	71
Class I Directors (Terms Expire at 2024 Annual Meeting)
Véronique Lecault, Ph.D. Dr. Lecault is a co-founder and has served in various positions with us since November 2012, most recently as our Chief Operating Officer since January 2019 and as a member of our Board of Directors since August 2018. Dr. Lecault has also served as Vice President of our wholly owned biotechnology subsidiary, Lineage Biosciences Inc., since January 2018 and Director of our wholly owned biotechnology subsidiary, Trianni Inc., since November 2020. Dr. Lecault has also served as a director of our wholly owned Australian biotechnology subsidiary, AbCellera Australia Pty. Ltd. (formerly Channel Biologics), since September 2019. Dr. Lecault received her Ph.D. in Chemical and Biological Engineering from the University of British Columbia, where she co-invented the high-throughput microfluidic platform that is now part of our core technology. Dr. Lecault holds a B.A.Sc. in Chemical Engineering/Honours B.Sc. Biochemistry (Biotechnology) dual degree from the University of Ottawa. We believe Dr. Lecault is qualified to serve on our Board of Directors because of the perspective and experience she brings as an officer and as one of our co-founders.
Andrew Lo, Ph.D. Dr. Lo is the Charles E. and Susan T. Harris Professor at the MIT Sloan School of Management, director of the MIT Laboratory for Financial Engineering, a principal investigator at the MIT Computer Science and Artificial Intelligence Laboratory, and an affiliated faculty member of the MIT Department of Electrical Engineering and Computer Science, and has served as a professor at the MIT Sloan School of Management and MIT Department of Electrical Engineering and Computer Science since 1988. He is also an external faculty member of the Santa Fe Institute and a research associate of the National Bureau of Economic Research. Dr. Lo currently serves on the Board of Directors of BridgeBio Pharma a clinical-stage biopharmaceutical company, and Atomwise, an AI-powered drug discovery company. Dr. Lo holds a B.A. in Economics from Yale University and a Ph.D. in Economics from Harvard University. Dr. Lo’s qualifications to serve on our Board of Directors include his extensive experience as a professor and a leader at two premier educational institutions.
Class II Directors (Terms Expire at 2025 Annual Meeting)
Carl L. G. Hansen, Ph.D. Dr. Hansen is our co-founder and has served as our Chief Executive Officer, President and as the Chairman of our Board of Directors since our inception in November 2012. Dr. Hansen co-founded Precision NanoSystems Inc., a Vancouver-based private company developing next-generation delivery technology for genetic medicines founded in 2010, where Dr. Hansen also served as a member of the Board of Directors from January 2011 to September 2015. Until August 2019, Dr. Hansen was a professor at the University of British Columbia, where he coauthored over 65 manuscripts in the fields of microfluidics, immunology, genomics and nanotechnology. Dr. Hansen also was a co-founder and served as a member of the Board of Directors of Resolution Diagnostics, a private genomics technology company, from May 2015 to April 2016. Prior to that, he served on the science advisory board of Fluidigm Corporation, a public company providing biotechnology tools, from January 2008 to January 2012. Dr. Hansen holds a Ph.D. in Applied Physics with a focus on Biotechnology from the California Institute of Technology, and a B.A.Sc. in Engineering Physics and Honors Mathematics from the University of British Columbia. We believe Dr. Hansen is qualified to serve on our Board of Directors because of the perspective and experience he brings as a co-founder and our Chief Executive Officer.

Michael Hayden, MBCHB (M.D.), Ph.D. Dr. Hayden has served as a member of our Board of Directors since September 2019. Dr. Hayden is the Lead director of the Board of Directors and serves as the Chair of our Compensation Committee, is a member of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. Dr. Hayden has been the Chief Executive Officer of Prilenia Therapeutics B.V., a clinical stage biotechnology company since September 2018. From September 2012 to December 2017, Dr. Hayden served as Chief Science Officer and President of Global Research and Development at Teva Pharmaceutical Industries Ltd., a public pharmaceutical company. Dr. Hayden has founded a number of biotechnology companies, including Aspreva Pharmaceuticals Limited, a private pharmaceutical company; Neurovir Therapeutics, Inc., a private biopharmaceutical company; Xenon Pharmaceuticals Inc., a public clinical-stage biopharmaceutical company; and 89bio, Inc., a public clinical-stage biopharma company. Dr. Hayden has served as a member of the Board of Directors for each of Ionis Pharmaceuticals Inc., a public biotechnology company, since September 2018; 89bio since April 2018, and Xenon Pharmaceuticals Inc. from November 1996 to June 2022. From September 2018 to June 2020, Dr. Hayden also served as the executive chairman of the Board of Directors of Prilenia. Dr. Hayden is also a Killam Professor of Medical Genetics at the University of British Columbia, a Founder and Senior Scientist at the Centre for Molecular Medicine and Therapeutics, and a Canada Research Chair in Human Genetics and Molecular Medicine. Dr. Hayden holds an M.B., Ch.B. (M.D.) and a Ph.D. degree in Genetics from the University of Cape Town. He is board certified by the American Societies of Internal Medicine and Medical Genetics. He is also certified by the Royal College of Physicians of Canada (Internal Medicine). We believe Dr. Hayden is qualified to serve on our Board of Directors because of his academic background, as well as his extensive experience as a director and executive officer of both publicly and privately held biotechnology and biopharmaceutical companies.
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.
There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiaries.
Executive Officers Who Are Not Directors
The following table identifies our executive officers who are not directors and sets forth their current positions at the Company and their ages as of April 1, 2023.
Name	Position Held	Officer Since	Age
Andrew Booth	Chief Financial Officer	2019	49
Tryn Stimart	Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2019	53
Neil Aubuchon	Chief Commercial Officer	2021	53
Andrew Booth. Mr. Booth has served as our Chief Financial Officer since August 2019, and previously served as a member of our Board of Directors from June 2016 to August 2019. From February 2017 to July 2019, Mr. Booth also served as the Chief Commercial Officer of STEMCELL Technologies Inc., a Vancouver-based private biotechnology company, and as the Chief Financial Officer of STEMCELL Technologies from March 2013 to January 2017, and as the VP, Instrumentation from January 2010 to February 2013. Prior to STEMCELL, Mr. Booth was at GE Healthcare based in London, UK leading M&A activities for EMEA and GE Lifesciences. Mr. Booth was at GE from 2004 to 2009. Mr. Booth has also previously served as a member of the Board of Directors of various private companies in the life sciences sector. Mr. Booth holds an MBA from INSEAD, France, and a B.A.Sc. in Engineering Physics from the University of British Columbia.
Tryn Stimart. Mr. Stimart has served as our Chief Legal Officer and Corporate Secretary since August 2019 and our Chief Compliance Officer since December 2020. Prior to joining AbCellera, Mr. Stimart was a partner at Gibbons P.C., a law firm, from October 2016 to August 2019. From May 2013 to September 2016, Mr. Stimart was a partner at Womble Bond, LLP, a law firm. Mr. Stimart holds a J.D. from the American University Washington College of Law, an M.Sc. in Chemistry from Old Dominion University, and B.Scs. degrees in Biochemistry and Genetics & Cell Biology from the University of Minnesota (twin cities).

Neil Aubuchon. Mr. Aubuchon has served as Chief Commercial Officer since January 2022. Prior to joining AbCellera, from June 2017 to December 2021, Mr. Aubuchon was the Global Marketing Lead for Amgen's General Medicine early portfolio, which included responsibility for developing the integrated strategy for Amgen's non-oncology therapeutic areas and leading commercial strategy for over 10 biologics, as well as several high-profile corporate initiatives. Prior to Amgen, from February 2015 to May 2015, Mr. Aubuchon was the Vice President of Global Marketing at Santen, a global ophthalmology-focused pharmaceutical company. Prior to Santen, Mr. Aubuchon spent close to 17 years at Eli Lilly, from May 1998 to January 2015, in various commercial roles of increasing responsibility. This included the Chief Marketing Officer in Australia, Chief Marketing Officer in Japan, Head of Strategy & Operations for Lilly Bio-Medicines Globally, and Vice President of Lilly Bio-Medicines in Japan. Mr. Aubuchon holds a BA in Political Science from the University of Western Ontario and an MBA from the University of Toronto.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2023
Our shareholders are being asked to ratify the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. KPMG LLP has served as our independent registered public accounting firm since 2017.
The Audit Committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2023. Shareholder approval is not required to appoint KPMG LLP as our independent registered public accounting firm. However, the Board of Directors believes that submitting the appointment of KPMG LLP to the shareholders for ratification is good corporate governance. If the shareholders do not ratify this appointment, the Audit Committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and its shareholders.
A representative of KPMG LLP is expected to be present at the virtual Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our shareholders.
The following table sets forth all fees paid or accrued by us for professional audit services and other services rendered by KPMG LLP during the years ended December 31, 2021, and December 31, 2022.
	2021	2022
Audit fees(1)	$973,950	$905,056
Audit-related fees(2)	—	—
Tax fees(3)	85,682	126,264
All other fees	—	—
Total fees(4)	$1,059,632	$1,031,320
(1)
Audit fees consist of fees for professional services provided by KPMG LLP for the audit of our annual financial statements, the review of interim consolidated financial statements and consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the financial statements.
(3)
Tax Fees consist of fees for professional services in connection with tax compliance, tax planning, and tax advice, including the review and preparation of our federal, state and foreign income tax returns and requests for rulings or technical advice from tax authorities.

(4)
Fees paid in Canadian dollars have been converted to U.S. dollars at the average exchange rate of $0.798 for the year ended December 31, 2021, and $0.768 for the year ended December 31, 2022, respectively, based on Bank of Canada average exchange rates.

Audit Committee Pre-approval Policy and Procedures
Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
During our 2022 and 2021 fiscal years, no services were provided to us by KPMG LLP other than in accordance with the pre-approval policies and procedures described above.

Vote Required
This proposal must receive the affirmative vote of the majority of shares properly cast on the proposal to ratify the appointment of KPMG LLP. Abstentions will have no effect on this proposal. If your shares are held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee has authority to vote your unvoted shares held by the firm on this proposal. If your broker, bank or other nominee does not exercise this authority, such broker non-votes will have no effect on the results of this proposal.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3 – NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A(a)(1) of the Exchange Act, we are required to solicit our shareholders at least once every three (3) years, to vote, with an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, or a “Say-On-Pay Vote”, as disclosed in this proxy statement. At our 2022 Annual Meeting of Shareholders, our shareholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding advisory vote on the compensation of our named executive officers. A majority of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of our named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal as well as other factors, and currently intends for the Company to hold a non-binding advisory vote on the compensation of our named executive officers every year until the next required non-binding advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur not later than the 2028 Annual Meeting of Shareholders. As a result, our Board of Directors is providing the shareholders with an opportunity to partake, on a non-binding advisory basis, in a Say-On-Pay Vote.
As described below under “Executive Compensation – Compensation Discussion & Analysis,” we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term shareholder value. The executive compensation program is designed to reward both short-term and long-term performance and to align the financial interests of our executive officers with the interests of our shareholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.
We are asking for shareholder approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the “Executive Compensation” and “Compensation Discussion & Analysis” sections, the compensation tables, and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board of Directors unanimously recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the Company’s shareholders hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, 2022 Summary Compensation Table, and the other compensation-related tables and the narratives that accompany such tables.”
As this vote is advisory, it will not be binding upon our Board of Directors or the Compensation Committee, and neither our Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Board of Directors and the Compensation Committee value the opinion of our shareholders, and the Compensation Committee will carefully consider the outcome of this vote when evaluating our executive compensation policies and practices and making future compensation decisions.
Vote Required
This proposal must receive the affirmative vote of the majority of shares properly cast on the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE NON-BINDING ADVISORY RESOLUTION IN PROPOSAL NO. 3 APPROVING THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE
Director Nomination Process
Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of the Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee, and our board. The qualifications, qualities, and skills that our Nominating and Corporate Governance Committee believes must be met by a committee-recommended nominee for a position on our Board of Directors include:
•	The nominee shall have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•	The nominee shall be highly accomplished in his or her respective field, with superior credentials and recognition.
•	The nominee shall be well regarded in the community and shall have a long-term reputation for their high ethical and moral standards.
•	The nominee shall have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve.
•	To the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.
Our articles contain certain “advance notice” provisions with respect to the election of our directors. These provisions are intended to: (i) facilitate orderly and efficient annual general meetings or, where the need arises, special meetings; (ii) ensure that all our shareholders receive adequate notice of board nominations and sufficient information with respect to all nominees; and (iii) allow our shareholders to vote on an informed basis. Only persons who are nominated by shareholders in accordance with our advance notice provisions will be eligible for election as directors at any Annual Meeting of our shareholders, or at any special meeting of our shareholders if one of the purposes for which the special meeting was called was the election of directors.
Under our advance notice provisions, a shareholder wishing to nominate a director would be required to provide us with notice, in a prescribed form and within prescribed time periods. These time periods include, (i) in the case of an Annual Meeting of shareholders (including annual and special meetings), not less than thirty (30) days prior to the date of the Annual Meeting of shareholders; provided that if the first public announcement of the date of the Annual Meeting of shareholders, which we refer to as the notice date, is less than fifty (50) days before the meeting date, not later than the close of business on the tenth (10th) day following the notice date; and (ii) in the case of a special meeting (which is not also an Annual Meeting) of shareholders called for any purpose which includes electing directors, not later than the close of business on the fifteenth (15th) day following the notice date.
Director Independence
Our common shares are listed on the Nasdaq Global Select Market. Under the Nasdaq Stock Market LLC, or Nasdaq, Marketplace Rules, or the Nasdaq Listing Rules, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the Nasdaq Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq Listing Rules, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (ii) be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the Board of Directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
Our Board of Directors has undertaken a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Drs. Hayden and Lo, and Messrs. Montalbano and Thiel are independent directors, including for purposes of Nasdaq and the SEC rules. In making that determination, our Board of Directors considered the relationships that each director has with us and all other facts and circumstances the Board of Directors deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital shares by each director, including non-employee directors that are affiliated with certain of our major shareholders. The composition and functioning of our Board of Directors and each of our committees complies with all applicable Nasdaq Listing Rules and the rules and regulations of the SEC.
Board Committees
Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our Board of Directors. The composition and functioning of all our committees comply with the applicable Nasdaq Listing Rules, SOX, and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us. The full text of our audit committee charter, compensation committee charter, and nominating and corporate governance committee charter are posted on the investor relations portion of our website www.abcellera.com.
Audit Committee
Our audit committee is comprised of Mr. Montalbano, Dr. Lo, and Dr. Hayden, and is chaired by Mr. Montalbano. The functions of the audit committee include:
•	recommending appointing and approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing material related person transactions for potential conflict of interest situations and approving such transactions;
•	reviewing quarterly reports on Form 10-Q and earnings releases; and
•	reviewing and discussing with management the Company’s risk register.
All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC, the Nasdaq Listing Rules. Our Board of Directors has determined that Mr. Montalbano qualifies as an “audit committee financial expert” within the meaning of applicable SEC regulations. In making this determination, our Board of Directors considered the nature and scope of experience that Mr. Montalbano has previously had with public reporting companies, including service as a Chief Executive Officer and Audit Committee Chair of other public and private companies. Our Board of Directors has determined that all directors that are members of our audit committee satisfy the relevant independence requirements for service on the audit committee set forth in the rules of the SEC, the Nasdaq Listing Rules and applicable Canadian laws. Both our independent registered public accounting firm and management will periodically meet privately with our audit committee.
Compensation Committee
Our compensation committee is comprised of Dr. Hayden and Mr. Montalbano and is chaired by Dr. Hayden. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of the compensation committee include:
•	annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•
evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation (i) reviewing and determining the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq Listing Rules;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the Board of Directors the compensation of our directors;
•	preparing our compensation committee report if and when required by SEC rules;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” if and when required, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mr. Thiel, Dr. Hayden, and Mr. Montalbano, and is chaired by Mr. Thiel. The functions of the nominating and corporate governance committee include:
•	developing and recommending to the Board of Directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by shareholders;

•	reviewing the composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the Board of Directors;
•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of our Board of Directors.
The Nominating and Corporate Governance Committee considers candidates for Board of Director membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by shareholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by our Board of Directors. Any shareholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described later in this proxy statement under the heading “Shareholder Proposals.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our articles relating to shareholder nominations as described later in this proxy statement under the heading “Shareholder Proposals.”
Identifying and Evaluating Director Nominees. Our Board of Directors is responsible for filling vacancies on our Board of Directors and for nominating candidates for election by our shareholders each year in the class of directors whose term expires at the relevant Annual Meeting. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval to fill a vacancy or as director nominees for election to the Board of Directors by our shareholders each year in the class of directors whose term expires at the relevant Annual Meeting.

Board Diversity
The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification as of April 28, 2023. Directors who indicated that they preferred not to answer a question are shown as “did not disclose gender” or “did not disclose demographic background” below.
Board Diversity Matrix as of April 28, 2023
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4		1
Part II: Demographic Background
African American
Alaskan Native
Asian		1
Black
Hispanic
Latino
Native American
Native Hawaiian
Pacific Islander
White		3
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background	2
Board and Committee Meetings Attendance
The full Board of Directors met seven (7) times during 2022. During 2022, each member of the Board of Directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the periods that such person served). The Company’s Compensation Committee met nine (9) times in 2022, each member of the Compensation Committee attended all meetings. The Company’s Audit Committee met six (6) times during 2022, each member of the Audit Committee attended all meetings. The Company’s Nominating and Corporate Governance Committee met once (1) during 2022, each member of the Company’s Nominating and Corporate Governance Committee attended the meeting.
Policy on Trading and Hedging of Company Shares
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and shareholders. Our insider trading policy expressly prohibits our executive officers, directors and designated employees and consultants from engaging in certain prohibited transactions, including short sales, purchases or sales of derivative securities or hedging transactions.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. A current copy of the code is posted on the Investor Relations section of our website, which is located at www.abcellera.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.
Board’s Role in Risk Oversight
Board Leadership Structure
The Board of Directors believes that currently, it is in the best interest of the Company and its shareholders to combine the roles of Chairperson and Chief Executive Officer. However, there is no formal policy regarding the combination or separation of these roles. The Board of Directors believes that Dr. Hansen’s leadership in the field, and daily involvement in managing the Company as the Chief Executive Officer, makes him best suited to also serve as Chairperson and guide the Board of Directors in setting priorities and addressing risks and challenges.
Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face several risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction, and intellectual property, as more fully discussed in the filings we make with the SEC. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Communication with our Board of Directors
Any interested party with concerns about our Company may report such concerns to the Board of Directors or the lead director of our Board of Directors and Nominating and Corporate Governance Committee, by submitting a written communication to the attention of such director at the following address:
c/o AbCellera Biologics Inc.
2215 Yukon Street
Vancouver, BC V5Y 0A1
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a shareholder or other interested party.
A copy of any such written communication may also be forwarded to our Chief Legal Officer and a copy of such communication may be retained for a reasonable period. The director may discuss the matter with our Chief Legal Officer, outside legal counsel, independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The Audit Committee oversees the procedures for the receipt, retention, and treatment of complaints received by our company regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is +1 (877) 458-7914.
Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees the annual board and committee evaluation process. Generally, the Board of Directors and each committee conduct self-evaluations through a variety of means. Responses are summarized and provided to the Board of Directors and each committee at their meetings to facilitate an examination and discussion by the Board of Directors and each committee of the effectiveness of the board and committees, Board of Directors and committee structure and dynamics, and areas for possible improvement. The Nominating and Corporate Governance Committee establishes the Board of Directors and committee evaluation process each year and may determine to use an independent third-party evaluation process from time to time in the future.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
Our Board of Directors utilizes a non-employee director compensation policy. The policy is designed to enable us to attract and retain, on a long-term basis, highly qualified non-employee directors. Under the policy, our non-employee directors will be eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:
Annual Retainer for Board Membership
Annual service on the Board of Directors	$40,000
Additional retainer for annual service as non-executive chairperson or lead director of the Board of Directors	$30,000
Additional Annual Retainer for Committee Membership
Annual service as audit committee chairperson	$20,000
Annual service as member of the audit committee (other than chair)	$10,000
Annual service as compensation committee chairperson	$15,000
Annual service as member of the compensation committee (other than chair)	$7,500
Annual service as nominating and corporate governance committee chairperson	$10,000
Annual service as member of the nominating and corporate governance committee (other than chair)	$5,000
In addition, our policy provides that, upon initial election or appointment to our Board of Directors, each new non-employee director will be granted a one-time grant of either a non-statutory share option to purchase our common shares, restricted share units, or RSUs, or a combination thereof, with an aggregate targeted grant date fair value of $800,000 on the date of such director’s election or appointment to the Board of Directors, or the Director Initial Grant. The Director Initial Grant will vest in substantially equal annual installments over three years, subject to the non-employee director’s continued service to the Board of Directors through each such vesting date. On the date of each Annual Meeting of shareholders of our company, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual award of either a non-statutory share option to purchase our common shares, RSUs, or a combination thereof, with an aggregate targeted grant date fair value of $400,000, or the Director Annual Grant. The Director Annual Grant will vest in full on the earlier of the one-year anniversary of the grant date or on the date of our next Annual Meeting of shareholders, subject to the non-employee director’s continued service to the Board of Directors through each such vesting date. Notwithstanding the foregoing, with respect to the Director Annual Grants made at the Annual Meeting of shareholders occurring in 2021 and 2022, such Director Annual Grants shall vest on the one-year anniversary of the grant date and with respect to the Annual Director Grants made for the Annual Meeting of shareholders occurring in 2023, such Director Annual Grant shall vest at the 2024 Annual General Meeting. The Director Initial Grant and Director Annual Grant are subject to full acceleration of vesting upon the sale of our company.
We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our Board of Directors or any committee thereof.
Employee directors will receive no additional compensation for their service as a director.

Non-Employee Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee directors during the fiscal year ended December 31, 2022. Dr. Hansen, who is our Chief Executive Officer and President, and Dr. Lecault, who is our Chief Operating Officer, did not receive any additional compensation for their services as director. The compensation received by Drs. Hansen and Lecault, as NEOs of our company, is presented in “Executive Compensation—2022 Summary Compensation Table” below.
Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Award ($)(3)(7)	All Other Compensation ($)	Total ($)
Michael Hayden, MBCHB (M.D.), Ph.D.(4)	100,000	400,250	—	500,250
John S. Montalbano, CFA(5)	72,500	400,250	—	472,750
Andrew Lo, Ph. D.(6)	50,000	400,250	—	450,250
(1)	As of December 31, 2022, Mr. Thiel did not receive any compensation or hold any outstanding equity awards.
(2)	Amounts paid reflect fees earned in 2022 for 2022 service and are made pursuant to the Amended and Restated Non-Employee Director Compensation policy, effective as of February 23, 2021.
(3)
The amounts reported represent the aggregate grant date fair value of the stock options granted to our directors during the 2022 fiscal year, calculated in accordance with ASC Topic 718. Such grant date fair values do not consider any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 of our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our directors upon the exercise of the stock options or any sale of the underlying common shares.

(4)	As of December 31, 2022, Dr. Hayden held outstanding options to purchase an aggregate of 227,045 shares of Company common shares.
(5)	As of December 31, 2022, Mr. Montalbano held outstanding options to purchase an aggregate of 627,045 shares of Company common shares.
(6)	As of December 31, 2022, Dr. Lo held outstanding options to purchase an aggregate of 138,556 shares of Company common shares.
(7)	Reflects stock options awarded in 2022 for 2023 service.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
Overview
The following discussion contains forward-looking statements that are based on our current plans and expectations regarding our future compensation programs. The actual amount and form of compensation that we pay and the compensation policies and practices that we adopt in the future may differ materially from the currently planned programs that are summarized in this discussion.
The compensation provided to our named executive officers for the fiscal years ended December 31, 2020, 2021, and 2022, is detailed in the 2022 Summary Compensation Table and accompanying footnotes, narrative, and tables that follow. Our named executive officers for the fiscal year ended December 31, 2022, which consists of our Chief Executive Officer and our four most highly-compensated individuals (other than our Chief Executive Officer) who were serving as executive officers on December 31, 2022, are:
•	Carl L.G. Hansen, Ph.D., our Chief Executive Officer;
•	Andrew Booth, our Chief Financial Officer;
•	Véronique Lecault, Ph.D., our Chief Operating Officer;
•	Tryn Stimart, our Chief Legal Officer, Chief Compliance Officer & Corporate Secretary; and
•	Neil Aubuchon, our Chief Commercial Officer.
2022 Corporate Performance Highlights
AbCellera is breaking the barriers of conventional antibody drug discovery to bring better medicines to patients, sooner. Based on the belief that investments in technology will improve drug development, we focus on solving general problems to catalyze a transformation in how antibody drugs are discovered. Our engine integrates expert teams, technology, and facilities with the data science and automation needed to propel antibody-based medicines from target to clinic with unprecedented precision and speed. We partner with companies of all sizes and provide innovative biotechs and leading pharmaceutical companies with the means to move quicky, reduce cost, and tackle the toughest problems in drug development. In 2022, we made significant advancements executing on our long-term strategy by growing our portfolio, strengthening our discovery and development engine, and expanding our deal structures to add new ways to capture value.
In 2022, we accomplished the following key items that support our mission and goals:
•	Started discovery on 23 programs, bringing the cumulative number of partnered program starts to 101.
•	Achieved a cumulative total of 174 programs under contract with 40 partners.
•	Entered into new multi-year, multi-target partnerships with Rallybio Corporation and Atlas Venture and expanded current collaborations with Versant Ventures and Empirico Inc.
•
Expanded our current research and office facilities globally by approximately 130,000 square feet with an additional 378,000 square feet under construction for AbCellera’s headquarters, consisting of laboratory and office space, and 123,000 square feet for the good manufacturing practices, or GMP, facility under construction as of December 31, 2022.

•
AbCellera developed a second antibody, Bebtelovimab (also known as LY-CoV1404), which received EUA from the FDA in February 2022. Bebtelovimab was in use and provided non-dilutive financing through to November 2022 when the FDA removed the authorization.

•	Reached a cumulative total of eight molecules in the clinic across oncology, infectious disease, neurology, animal health, immunology, dermatology, and gastrointestinal disease.
•	Effective January 1, 2022, Neil Aubuchon joined AbCellera as the Chief Commercial Officer.

Key Compensation Decisions and Actions
Our Compensation Committee took the following decisions and actions in 2022 related to our NEO compensation:
Compensation Area	Highlights
Cash Compensation	•	Approved a combination of merit salary increases and market adjustments for certain of our NEOs
Equity Compensation	•	Granted our existing NEOs competitive annual stock awards consisting of option grants and RSUs with a 4-year vesting schedule
	•	Granted new hire awards consisting of stock options and RSUs with 4-year vesting schedules to our newly appointed Chief Commercial Officer
Process & Governance	•	Updated the peer group of comparable companies
	•	Engaged Alpine Rewards as the Compensation Committee’s independent advisor
Organizational Changes
The Compensation Committee approved changes for our NEOs during 2022 to enhance our ability to execute on our mission and strategy.
•	Effective January 1, 2022, Neil Aubuchon joined AbCellera as the Chief Commercial Officer.
•
In June 2022, Neil Berkley departed from AbCellera as a Chief Business Officer. Mr. Berkley’s departure was not due to any disagreement with the Company on any matter relating to operations, policies, or practices. Mr. Berkley executed a Separation Agreement and Release, by and among AbCellera, Mr. Berkley, and Lineage Biosciences, Inc. effective as of July 9, 2022.

Key Compensation Governance Attributes
The Compensation Committee believes that our executive compensation program must be underpinned by sound practices and processes that align with our compensation philosophy, objectives, and bolster our overall governance and risk management framework. A summary of these key features includes:
•	Providing a majority of compensation in long-term incentives that have multi-year vesting schedules
•	No history of option repricing or backdating
•	No hedging of Company shares
•	No use of Company securities as collateral without Board approval if loan exceeds 20% of pledged securities
•	Providing a competitive mix of fixed (e.g., base salary) and variable (e.g., bonus) compensation
•	Establishing a relevant peer group to serve as market comparator for key compensation metrics
•	Not guaranteeing salary increases or bonuses
•	Limiting executive perquisites, and no defined benefit pension plans or other post-employment benefit plans
•	Consulting with an independent compensation consultant
“Say-on-Pay” Vote on Executive Compensation
At our 2022 Annual Meeting of Shareholders, we received approximately 80% approval for our annual advisory “Say-on-Pay” vote to approve the compensation of our NEOs. We believe this vote is indicative of strong support for our pay programs and their general design. Accordingly, our Compensation Committee maintained the general structure of our pay programs for 2022.
APPROACH TO COMPENSATION
Our Philosophy
At AbCellera, we believe that great and enduring companies are built by strong teams of exceptional people. We believe a strong corporate culture is essential for the recruitment, development, and retention of exceptional employees and teams. For this reason, we believe our long-term success depends on our ability to attract and train top talent. We see talent and team-development as an opportunity to build a competitive advantage that amplifies every dimension of our business. We see investments in our people as investments that are necessary for the success of our Company.
Building a winning culture requires investment and continuous diligent effort. Our executive compensation program is based on aligning with the pillars of our culture and our long-term vision.
We accomplish these goals by taking a holistic view of compensation. We aim to offer total compensation that is competitive for any given role, as determined by market data on local, regional, or global conditions, as appropriate. In addition to competitive salaries, equity awards, and performance bonuses, our compensation includes comprehensive healthcare benefits, fitness and active-lifestyle benefits, and retirement-savings contributions. We do not target a specific mix of compensation, although we deliver a majority of compensation through long-term incentives and aim to be particularly competitive with regards to equity-based long-term incentives. We do this because we believe that shared ownership promotes employee retention, creates alignment, and promotes a sense of shared ownership in the long-term success of our Company.
To attract and retain qualified executives, we seek to provide our NEOs target pay opportunities that are competitive within our industry. Our comparative framework uses peer companies in the life sciences industry with a similar business and financial profile, and broader, size appropriate comparisons in the life science industry as a secondary market. We generally target compensation opportunities at the median of the market for base salary and cash bonuses but recognize that individuals may be compensated above or below the median of the market given their experience, scope of responsibility, performance, and other factors. Further, in alignment with our philosophy, we target the median to the seventy-fifth (75th) percentile of the market for long-term incentives. Actual pay positioning will also consider internal equity and company constraints.
Process and roles
Role of the Compensation Committee. Our Compensation Committee is responsible for establishing and overseeing our executive compensation program. Specific responsibilities of the Compensation Committee can be found in the “Information Regarding the Committees of the Board” section of this proxy statement. The Compensation Committee reviews our NEO compensation packages on an annual basis or more frequently as it deems appropriate. In its review process, the Compensation Committee discusses with our Chief Executive Officer proposed compensation for all NEOs other than himself. Following the Compensation Committee’s discussions with our Chief Executive Officer, and in consideration of all information provided by the Compensation Committee’s independent consultant and management, the Compensation Committee approves each NEO’s compensation for the upcoming fiscal year, including the performance measures and objectives to be used for purposes of determining their annual cash bonuses for the fiscal year. In addition, the Compensation Committee evaluates the performance of the Company, and the Chief Executive Officer assesses the individual performance of each executive officer, except himself, to determine whether to pay cash bonuses for the previous fiscal year and, if so, the amount of any such bonuses.
Role of our Chief Executive Officer and Other Management Members. Our Chief Executive Officer evaluates and reviews with the Compensation Committee the individual performance and contributions of each of the other NEOs and makes recommendations to the Compensation Committee regarding base salary, short-term incentive awards, and long-term incentive awards. The Compensation Committee reviews and considers such recommendations, but ultimately retains full discretion and authority over the final compensation decisions for the NEOs. Our Chief Executive Officer also recommends the Company performance objectives that are used to determine bonus amounts of the other NEOs and consults with select members of management in the development of the goals. The Compensation Committee may request that certain executives attend portions of Compensation Committee meetings based on the topics being covered and their respective areas of expertise. NEO compensation decisions are made in executive session without the respective NEOs present.
Role of our Independent Compensation Consultant. Our Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2022, our Compensation Committee engaged Alpine Rewards as its independent compensation consultant to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our executive and director compensation. Prior to this, the company engaged Aon’s Human Capital Solutions Practice, a division of Aon plc., as its independent compensation consultant to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our executive and director compensation for 2022. During 2022, Alpine Rewards did not provide services to us other than the services to our Compensation Committee described herein. Our Compensation Committee performs an annual assessment of its compensation consultant’s independence to determine whether the consultant is independent and in 2022 has determined that Alpine Rewards’ is independent pursuant to the listing standards of the relevant Nasdaq and SEC rules and has determined that no conflict of interest has arisen as a result of the work performed.
Use of Market Data
The Compensation Committee makes use of various external and internal references in making its decisions. One of these references is external compensation market data related to our NEOs. In 2021, the Compensation Committee engaged Aon’s Human Capital Solutions Practice to develop a peer group for use in evaluating the competitiveness of NEO compensation arrangements for 2022. Aon developed a group of 18 companies that are comparable to AbCellera. The criteria used to select the 18 companies were as follows:
Element			2022 Criteria
Primary	Sector & Stage	•	Public, US/Canada-based commercial biotech companies, with a focus on those that use a technology platform, where possible
		•	Emphasis on companies that have recently gone public in the last 3-5 years
	Revenue	•	Trailing twelve-month revenues generally under $400M to reflect companies of similar scale as AbCellera, while allowing room for potential growth
	Market Capitalization	•	Market capitalization between $2B and $12B (0.3x to 3x AbCellera’s then current 30-day average market cap of approximately $4.6B)
Secondary	Organizational Complexity	•	Companies with generally between 100 and 1,000 employees to account for future growth based on FYE 2022 projected headcount of 525 employees
	Geography	•	Consider broad US market for executing talent but ensure the list includes any geographic talent competitors
In September 2021, the Compensation Committee endorsed the following peer group:
Acceleron Pharma	BridgeBio Pharma	Ligand Pharmaceuticals
Adaptive Biotechnologies	CRISPR Therapeutics	Schrödinger
Agios Pharmaceuticals	Denali Therapeutics	Twist Bioscience
Allogene Therapeutics	Editas Medicine	Vir Biotechnology
Bluebird Bio	Halozyme Therapeutics	Xencor
Blueprint Medicines	Inovio Pharmaceuticals	Zymeworks
In addition to market compensation data, the Compensation Committee also reflects on the following, as appropriate, in their decision-making process:
•	The Company’s vision, mission, strategies, and corporate goals
•	The compensation philosophy and objectives
•	Company performance and outlook
•	Broader market compensation information and data
•	Labor market trends and dynamics
•	Individual NEO roles, performance, and contributions
•	Compensation histories for individual NEOs

Compensation Program and Decisions
Compensation for our NEOs is comprised primarily of the following four main components:
Element	Summary Purpose
Base Salary	•	Provide a fixed source of income commensurate with the NEO’s position at the Company
Annual Cash Incentive Bonus	•	Challenge NEOs with bold and ambitious goals to help the company achieve the best possible financial and operational results
	•	Reward teamwork, accountability, excellence, and progress towards AbCellera’s business strategy
	•	Recognize outstanding contributions that go above and beyond
Element	Summary Purpose
Long-Term Equity Incentives	•	Align efforts and interests to amplify long-term value for shareholders, patients, and partners
	•	Attract and retain NEOs who believe in and are motivated by our long-term vision
Benefits	•	Amplify work-life synergy by providing our NEOs with extended health benefits to maximize their wellbeing
	•	Provide peace of mind with retirement benefits, life insurance as well as certain protections if we encounter a change in control or separation event
	•	Foster growth, learning and development to unleash the full potential of each NEO

Annual Base Salaries
Base salaries are determined on a case-by-case basis for each NEO, including consideration of each NEO’s experience, expertise, and performance, as well as market compensation levels for similar positions. Base salaries for our NEOs are established at the time of hire, considering the NEO’s position and qualifications and approval of the Compensation Committee. Generally, our Compensation Committee reviews and evaluates our NEO’s base salaries each year, with input from our Chief Executive Officer (other than with respect to himself). The Compensation Committee takes into consideration the NEO’s performance, contributions, market base salary data, changes in the scope of role, overall labor market conditions, and the overall development of our company utilizing input from the Chief Executive Officer (other than with respect to himself), as well as the factors described in the “Approach to Compensation” section above.
The following table presents the base salaries for each of our NEOs for the years 2021 and 2022, as approved by our Compensation Committee. The Compensation Committee approved an increase in the 2022 base salaries for each of the incumbent NEOs by the amounts set forth in the table below in recognition of a continued high level of performance in 2022 along with adjustments to bring compensation closer to other publicly listed companies in our peer group. The increases for incumbent NEOs became effective on January 1, 2022.
	2021 Annualized Base Salary ($)	2022 Annualized Base Salary ($)	% increase	Nature of Increase
Carl L.G. Hansen, Ph.D.(1) Chief Executive Officer	400,000	450,000	12.5%	Annual Merit & Market Adjustment
Andrew Booth Chief Financial Officer	400,000	450,000	12.5%	Annual Merit & Market Adjustment
Véronique Lecault, Ph.D.(1) Chief Operating Officer	400,000	450,000	12.5%	Annual Merit & Market Adjustment
Tryn Stimart Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	400,000	450,000	12.5%	Annual Merit & Market Adjustment
Neil Aubuchon Chief Commercial Officer	—	400,000	—	—
Annual Cash Incentive Bonus
AbCellera has a formal short-term incentive program that is designed to challenge NEOs with bold and ambitious goals to help the Company achieve the best possible financial and operational results, reward teamwork, accountability, excellence and progress towards AbCellera’s business strategy, and recognize outstanding contributions that go above and beyond. The program goals are intended to be measured over one year but may be accomplished at certain times during the program year. The payouts under the program are cash-based, as is customary in our industry. Under our bonus program, each NEO has a target bonus opportunity, defined as a percentage of his or her annualized base salary. The target amounts are initially set at the time of hire based on the individual’s role and level in the organization. These bonus targets are subject to adjustment each year based on the competitive market and our internal compensation levels and structure. The general design of our bonus program is as follows:

whereas the Bonus Multiplier is calculated as follows to recognize both components of teamwork and individual accountability:

In December 2021, our Compensation Committee reviewed the target bonus opportunities of each of our executive officers, including each of our NEOs, and set the target bonus percentage for each such NEO as set forth in the table below effective January 1, 2022. To maintain alignment with peer group companies, the Compensation Committee increased the target bonus from 55% in 2021 to 60% in 2022 for our CEO and maintained the same target bonus percentage as 2021 for each other NEO. In 2022, the Compensation Committee elected to adjust the Corporate Achievements Weight from 80% to 70% for NEOs other than the CEO, and the Individual Contribution Weight from 20% to 30%.
	2022 Annualized Base Salary ($)	2022 Target Bonus Percentage	Corporate Achievements Weight	Individual Contribution Weight
Carl L.G. Hansen, Ph.D. Chief Executive Officer	450,000	60%	100%	—
Andrew Booth Chief Financial Officer	450,000	40%	70%	30%
Véronique Lecault, Ph.D. Chief Operating Officer	450,000	40%	70%	30%
Tryn Stimart Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	450,000	40%	70%	30%
Neil Aubuchon Chief Commercial Officer	400,000	40%	70%	30%
In January 2022, the Board of Directors approved the 2022 corporate goals, and these were used to assess our corporate performance in 2022. The Compensation Committee believes that each of these goals is strongly aligned to the creation of shareholder value.
The 2022 performance goals were aggressive and set as stretch goals to challenge our NEOs such that the attainment of executive target annual cash incentive bonus opportunities was not assured at the time they were set and would require a high level of effort and execution on the part of the executive officers and others to achieve the goals. The Compensation Committee assessment also considered achievements that were not included in the original goals but brought significant value to the company.
The specific corporate performance goals established for 2022 are set forth below:
2022 Corporate Goals
Diversified Portfolio	Expand partnership business with a focus on high-value programs with multiple partners
Establish T-cell engager platform and initiate discovery on at least 2 pre-partnered programs to validate the platform
Expand portfolio through partnered, co-development and pre-partnered starts

Forward Integration Towards IND Capabilities	Expand capabilities of discovery engine in high-value areas such as GPCR and ion channels
Assemble senior leadership team for Chemistry, Manufacturing & Controls (CMC)
Establish suite of technologies for antibody engineering, expression, assessment and cell line development

Efficiency, Capacity, and Scalability	Deploy integrated research data backbone
Bring global research facilities online
Start construction of clinical manufacturing facility
Increase screening capacity

In light of our good performance and the challenging nature of the goals, the Compensation Committee, in its judgment, determined our corporate performance percentage to be 90% of the target performance level for 2022, based on the following assessment:
2022 Corporate Goals	Highlights	Assessment
Diversified Portfolio	Closed 18 new programs under contract, including a majority of high-value programs across new partners	Met most goals
Initiated 23 new partnered program starts
Developed our T-cell engager platform and initiated pre-partnered programs against five solid tumor targets
Advanced third antibody against COVID-19 through clinical development in partnership with Eli Lilly

Forward Integration Towards IND Capabilities	Developed suite of technologies to unlock programs on GPCR and ion channels	Met or exceeded most goals
Hired senior leadership CMC team and developed talent pipeline
Established suite of technologies for antibody engineering, expression, assessment and cell line development

Efficiency, Capacity, and Scalability	Implemented integrated research data backbone and deployed workflows	Met or exceeded most goals
Hired 109 new AbCellerites
Expanded research and office facilities globally by approximately 130,000 square feet
Completed site preparation and excavation for clinical manufacturing facility
Based on the Compensation Committee’s evaluation of the annual cash incentive bonus goals, and the CEO’s assessment of individual contributions, the Compensation Committee approved the following bonus payments to our NEOs:
	2022 Base Salary ($)(1)	2022 Target Bonus Percentage	Target Incentive ($)	Corporate Performance Weight	Corporate Performance Percentage	Individual Performance Weight	Individual Performance Percentage	Bonus Multiplier	Annual Cash Incentive Award ($)(1)
Carl L.G. Hansen, Ph.D. Chief Executive Officer	450,000	60%	270,000	100%	90%	—	—	90%	243,000
Andrew Booth Chief Financial Officer	450,000	40%	180,000	70%	90%	30%	110%	96%	172,800
Véronique Lecault, Ph.D. Chief Operating Officer	450,000	40%	180,000	70%	90%	30%	115%	98%	175,400
Tryn Stimart Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	450,000	40%	180,000	70%	90%	30%	100%	93%	167,400
Neil Aubuchon Chief Commercial Officer	400,000	40%	160,000	70%	90%	30%	100%	93%	148,800
(1)
Base salary for all executives is determined in USD. The CAD base salary equivalent for our Canadian resident executives was determined at the time the USD base salary is determined at a ratio of CAD $1.28:USD $1.00 and paid evenly in CAD during 2022. For our Canadian resident executives, the annual cash incentive award is determined by multiplying the bonus percentage by their CAD Base Salary, and translated here at the 2022 weighted-average exchange ratio of CAD $1.3013:USD $1.00 as set forth by the Bank of Canada.

Long-term incentives
Long-term incentives represent a key element in our overall compensation program and help us achieve a number of our critical compensation program goals:
•	Align efforts and interests to amplify long-term value for shareholders, patients, and partners.
•	Attract and retain NEOs who believe in and are motivated by our long-term vision.
•	Reward teamwork, accountability, and excellence consistent with AbCellera’s performance.
Based on our key compensation program objectives and the general competitive market landscape, the Compensation Committee elected to grant 100% options for ongoing awards to existing Section 16 NEOs (e.g., Drs. Hansen and Lecault, and Messrs. Booth and Stimart), and a mix of 50% options and 50% RSUs for initial awards to newly appointed non-Section 16 NEOs in 2022 (e.g., Mr. Aubuchon). The Compensation Committee expects to review the long-term incentive program each year and determine if changes are needed based on the growth and maturity of our company, any changes to our program objectives or philosophy, or changes in competitive market dynamics. The Compensation Committee typically approves equity grants for NEOs at the start of their employment and annually thereafter in connection with the annual performance review. Additionally, the Compensation Committee may periodically grant additional equity awards based on changes in job responsibility, performance and contribution, or other special circumstances.
The exercise price of all stock options equals the fair market value of our common shares on the date of grant. Prior to the exercise of a stock option, the holder has no rights as a shareholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The vesting schedules for executive stock option grants are generally as follows:
•	Stock option grant upon hire: vests twenty-five percent (25%) after one year and the remaining portion of the grant vests monthly over the following thirty-six (36) months.
•
Annual stock option grant: vests twenty-five percent (25%) after one year and the remaining portion of the grant vests quarterly over the following thirty-six (36) months. Annual stock option awards granted in December 2022 vest twenty-five percent (25%) after one year and the remaining portion of the grant vests monthly over the following thirty-six (36) months.

The vesting schedules for RSU grants are generally as follows:
•	RSU grant upon hire: vests in four (4) substantially equal annual installments.
•	Annual RSU grant: vests in four (4) substantially equal annual installments.
In each case, vesting of each installment of these awards is subject to the grantee’s continued employment or service with the Company or one of our subsidiaries through each applicable vesting date.

In determining annual long-term incentive grants for NEOs, the Compensation Committee reviews market data for annual long-term incentive grant levels and groups the NEOs accordingly, and considers the factors described in the “Approach to Compensation” section above. The Compensation Committee generally endeavors to provide awards that are competitive with our peer group. In December 2021, the Compensation Committee approved the grants of stock options under our 2020 Share Option and Incentive Plan, or the 2020 Plan, to each of our NEOs, with the exception of Mr. Aubuchon whose employment contract was effective January 1, 2022 and who was granted stock options and RSUs under the 2020 Plan in the month of his start date with the Company. In December 2022, the Compensation Committee approved the grants of stock options under our 2020 Plan to each of our NEOs for the 2023 calendar year. The following table sets forth the number of shares of common stock issuable upon exercise of the stock options or settlement of RSUs granted to our NEOs in 2022:
Named Executive Officer	Number of Stock Options Granted (#)	Exercise Price ($)	Number of RSUs Granted (#)
Carl L.G. Hansen, Ph.D.	925,069	13.18	—
Andrew Booth	485,661	13.18	—
Véronique Lecault, Ph.D.	462,535	13.18	—
Tryn Stimart	346,901	13.18	—
Neil Aubuchon	173,451	13.18	114,934
	100,000	14.14	70,000
Severance and Change of Control Benefits
Our NEOs are entitled to certain benefits if an executive’s employment terminates in certain circumstances or if a change of control occurs. We believe that such benefits are an important component of each NEO’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections. If any payment or other benefit provided to an NEO constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the Code, and would be subject to an excise tax imposed by Section 4999 of the Code, then the amounts actually paid to that NEO will be reduced to the extent that such a reduction would result in the NEO receiving a greater amount than he or she would have received if the payment had been made in full. Each NEO’s right to receive these severance benefits is subject to his or her providing a release of claims in favor of us. These benefits are further described under the “Estimated Payments and Benefits Upon Termination or Change of Control” section of this proxy statement.
Benefits
We maintain a retirement plan featuring Registered Retirement Savings Plan, or RRSP, contributions for our Canadian employees and executives, and 401(k) contributions for our American employees and executives.
Our NEOs are also eligible to participate in all our employee benefit plans, including our medical, dental, long-term disability, and term life insurance plans, in each case on the same basis as other employees. We do not sponsor any qualified or non-qualified defined benefit or deferred compensation plans for any of our employees, including NEOs.
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on long-term strategy while being accountable to short-term goals, in connection with our compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration more than $1 million paid in any fiscal year to certain specified executive officers. Subject to certain transition rules which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017, and which are not subsequently modified in any material respect and certain transition relief for newly public companies, for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration more than $1 million paid to a specified executive will not be deductible unless it qualifies for the transition relief described above.
In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.
To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted to allow such compensation to be consistent with the goals of our executive compensation program, even though some compensation awards may result in non-deductible compensation expense.
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including stock options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
2022 Summary Compensation Table
The following table provides information regarding the total compensation awarded to, earned by, or paid to our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2020, 2021, and 2022.
Name and Principal Position	Year	Salary ($)(8)	Bonus ($)(1)(8)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(7)	Total ($)
Carl L.G. Hansen, Ph.D. Chief Executive Officer	2022	450,000	239,023	—	8,086,219	22,447	8,797,688
	2021	400,000	212,585	—	8,499,587	4,080	9,116,252
	2020	296,155	128,520	—	16,537,933	—	16,962,608
Andrew Booth(4) Chief Financial Officer	2022	450,000	169,972	—	4,245,263	22,447	4,887,681
	2021	400,000	159,489	—	3,749,818	4,080	4,313,387
Véronique Lecault, Ph.D. Chief Operating Officer	2022	450,000	172,627	—	4,043,114	22,447	4,688,188
	2021	400,000	159,489	—	3,749,818	4,080	4,313,387
	2020	196,533	71,003	—	5,683,003	—	5,950,539
Tryn Stimart Chief Legal Officer, Chief Compliance Officer & Corporate Secretary	2022	450,000	167,400	—	3,032,333	27,000	3,676,733
	2021	400,000	156,800	—	2,499,878	7,000	3,063,678
	2020	337,235	298,400(6)	—	3,798,708	—	4,434,343
Neil Aubuchon(5) Chief Commercial Officer	2022	400,000	219,780(9)	2,504,630	2,416,847	65,033(10)	5,566,290
(1)
The amounts reported represent annual discretionary cash incentive bonuses earned by our NEOs, based on our achievement of certain corporate performance goals for 2022. For more information on these bonuses, see the description of the annual performance bonuses under “Annual Bonuses” below.

(2)	The amounts reported represent the aggregate grant date fair value of RSUs granted during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 11 of our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by our named executive officers upon vesting and release of the underlying common shares.
(3)
The amounts reported represent the aggregate grant date fair value of the stock options granted to our named executive officers during the 2020, 2021, and 2022 fiscal years, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 11 of our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise of the stock options or any sale of the underlying common shares.

(4)	Mr. Booth was not an NEO in 2020.
(5)	Mr. Aubuchon was employed by the Company effective January 1, 2022 and was not an NEO in 2020 or 2021.
(6)	This amount also includes a $200,000 discretionary bonus.
(7)
The amounts reported represent employer contributions to the Canadian NEO’s (Dr. Hansen, Mr. Booth, Dr. Lecault, and Mr. Aubuchon) RRSP plans and to the American NEO’s (Mr. Stimart) 401 (k) plan. The Canadian RRSP contributions are paid semi-monthly in CAD, and translated here at the 2022 weighted-average exchange ratio of CAD $1.3013:USD $1.00 as set forth by the Bank of Canada.

(8)
Base salary for all executives is determined in USD. The CAD base salary equivalent for our Canadian resident executives was determined at the time the USD base salary is determined at a ratio of CAD $1.28:USD $1.00 and paid evenly in CAD during 2022. For our Canadian resident executives, the annual cash incentive award is determined by multiplying the bonus percentage by their CAD Base Salary, and translated here at the 2022 weighted-average exchange ratio of CAD $1.3013:USD $1.00 as set forth by the Bank of Canada.

(9)
This amount includes a $76,846 signing bonus paid to Mr. Aubuchon. The bonus was paid in CAD and translated here at the 2022 weight-average exchange ratio of CAD $1.3013:USD $1.00 as set forth by the Bank of Canada.

(10)
This amount includes a $22,447 payment made to Mr. Aubuchon to align his retirement contributions with the other NEOs and a $40,000 reimbursement for relocation expenses included in his employment offer letter effective January 1, 2022. The retirement contribution was paid in CAD and translated here at the 2022 weight-average exchange ratio of CAD $1.3013:USD $1.00 as set forth by the Bank of Canada.

Base Salaries
Amounts represent the actual amount of base salary paid for each NEO during the applicable year. Effective January 1, 2022, each named executive officer’s annual base salary was increased to $450,000 and remained unchanged throughout 2022, with the exception of Neil Aubuchon who effectively joined the Company on January 1, 2022, and has a starting base salary of $400,000.
Annual Bonuses
During the fiscal year ended December 31, 2022, our named executive officers were eligible to earn a discretionary annual bonus based on the achievement of certain Company performance objectives and/or individual performance. For the fiscal year ended December 31, 2022, the target annual bonuses for Dr. Hansen, Mr. Stimart, Dr. Lecault, Mr. Booth, and Mr. Aubuchon were 60%, 40%, 40%, 40%, and 40%, respectively, of the applicable named executive officer’s annual base salary.
Equity Compensation
During the fiscal year ended December 31, 2022, we granted stock option awards to each of our named executive officers, as described in more detail in the “Outstanding Equity Awards at Fiscal 2022 Year-End” table.
Perquisites or Personal Benefits
We generally do not provide significant perquisites or personal benefits to our employees with an aggregate equal to or greater than $10,000, other than reimbursement for relocation expenses.

2022 Grants of Plan-Based Awards Table
The following table shows information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2022.
Name	Grant Date	All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant date fair value of Stock and Option Awards($)(3)
Carl L.G. Hansen, Ph.D.
Annual Stock Option Grant(1)	12/1/2022	—	925,069	13.18	8,086,219
Andrew Booth
Annual Stock Option Grant(1)	12/1/2022	—	485,661	13.18	4,245,263
Véronique Lecault, Ph.D.
Annual Stock Option Grant(1)	12/1/2022	—	462,535	13.18	4,043,114
Tryn Stimart
Annual Stock Option Grant(1)	12/1/2022	—	346,901	13.18	3,032,333
Neil Aubuchon
Annual Stock Option Grant(1)	12/1/2022	—	173,451	13.18	1,516,171
Annual RSU Grant(2)	12/1/2022	114,934	—	—	1,514,830
New Hire Stock Option Grant(1)	1/3/2022	—	100,000	14.14	900,676
New Hire RSU Grant(2)	1/3/2022	70,000	—	—	989,800
(1)	Represents options granted under our 2020 Plan. Each stock option grant is subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at 2022 Year-End Table” below.
(2)	Represents RSUs granted under our 2020 Plan. Each RSU grant is subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at 2022 Year-End Table” below.
(3)
The amounts reported represent the aggregate grant date fair value of the stock options and RSUs granted to our named executive officers during the 2022 fiscal year, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. Such grant date fair values do not consider any estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock options and RSUs reported in this column are set forth in Note 11 of our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2022. The amounts reported in this column reflect the accounting cost for these stock options and RSUs and do not correspond to the actual economic value that may be received by our named executive officers upon the exercise and vesting of the stock options and RSUs or any sale of the underlying common shares.

Outstanding Equity Awards at 2022 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2022:
			Options Awards					Stock Awards
Name	Grant Date(4)	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Carl L.G. Hansen, Ph.D.	12/1/2022(1)(8)	12/1/2022	—	925,069	—	13.18	12/1/2032	—	—
	12/7/2021(1)(3)	12/7/2021	230,078	690,234	—	14.55	12/7/2031	—	—
	12/10/2020(1)(5)	12/10/2020	248,000	248,000	—	20.00	12/10/2030	—	—
	11/18/2020(2)(3)	11/18/2020	—	449,000	—	2.70	11/18/2030	—	—
	10/29/2020(2)(3)	10/29/2020	1,911,655	1,911,655	—	2.30	10/29/2030	—	—
Andrew Booth	12/1/2022(1)(8)	12/1/2022	—	485,661	—	13.18	12/1/2032	—	—
	12/7/2021(1)(3)	12/7/2021	101,505	304,515	—	14.55	12/7/2031	—	—
	12/10/2020(1)(5)	12/10/2020	114,400	114,400	—	20.00	12/10/2030	—	—
	3/23/2020(2)(7)	3/23/2020	1,500,000	—	—	0.32	8/22/2029	—	—
	10/30/2019(2)(3)	8/22/2019	2,284,375	665,625	—	0.32	8/22/2029	—	—
	12/31/2017(2)(6)	6/15/2016	250,000	—	—	0.19	6/15/2026	—	—
Véronique Lecault, Ph.D.	12/1/2022(1)(8)	12/1/2022	—	462,535	—	13.18	12/1/2032	—	—
	12/7/2021(1)(3)	12/7/2021	101,505	304,515	—	14.55	12/7/2031	—	—
	12/10/2020(1)(5)	12/10/2020	95,400	95,400	—	20.00	12/10/2030	—	—
	10/29/2020(2)(3)	10/29/2020	1,000,000	1,000,000	—	2.30	10/29/2030	—	—
	3/23/2017(2)(6)	11/8/2016	333,334	—	—	0.19	3/23/2027	—	—
Tryn Stimart	12/1/2022(1)(8)	12/1/2022	—	346,901	—	13.18	12/1/2032	—	—
	12/7/2021(1)(3)	12/7/2021	67,670	203,010	—	14.55	12/7/2031	—	—
	12/10/2020(1)(5)	12/10/2020	95,400	95,400	—	20.00	12/10/2030	—	—
	10/29/2020(2)(3)	10/29/2020	600,000	—	—	2.30	10/29/2030	—	—
	10/30/2019(2)(3)	8/22/2019	272,000	978,000	—	0.32	8/22/2029	—	—
Neil Aubuchon	12/1/2022(1)(8)	12/1/2022	—	173,451	—	13.18	12/1/2032	114,934(9)	—
	1/3/2022(1)(8)	1/3/2022	—	100,000	—	14.14	1/3/2032	70,000(9)	—
(1)	The stock option award was granted under our 2020 Plan. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.
(2)	The stock option award was granted under our Pre-IPO Plan (as defined below). The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.
(3)
One-fourth of the shares subject to the stock option vests on the one-year anniversary of the vesting commencement date and the remaining vests in equal quarterly installments for the next three years, subject to the NEO’s continuous service relationship with us through each such date. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.

(4)
Awards granted prior to AbCellera’s IPO date of December 10, 2020, were granted with a per share exercise price denominated in CAD. In 2021, all pre-IPO award exercise prices were converted using the foreign exchange rate as set forth by the Bank of Canada on award grant date from CAD to USD for administrative convenience. Differences in the previously reported option exercise price are attributable to the 2021 conversion compared to previously reported amounts translated at a weighted-average exchange rate.

(5)
One-fourth of the shares subject to the stock option vests on December 31, 2021, and the remaining vests in equal quarterly installments for the next three (3) years, subject to the named executive officer’s continuous service relationship with us through each such date. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.

(6)
One-sixth of the shares subject to the stock option vests on the one-year anniversary of the vesting commencement date and the remaining vests in equal annual installments thereafter for the next five years.

(7)	These options were performance-based awards contingent on securing Series B financing. These options were granted and fully vested on March 23, 2020, when the Company secured Series B financing.
(8)
One-fourth of the shares subject to the stock option vests on the one-year anniversary of the vesting commencement date and the remaining vests in equal monthly installments for the next three years, subject to the named executive officer’s continuous service relationship with us through each such date. The stock option award is subject to certain acceleration provisions as provided under the Severance Plan.

(9)
One-fourth of the RSUs vest on the one-year anniversary of the vesting commencement date and the remaining vests in equal annual installments for the next three years, subject to Mr. Aubuchon’s continuous service relationship with us through each such date. The RSU award is subject to certain acceleration provisions as provided under the Severance Plan.

2022 Option Exercises and Stock Vesting Table
The following table shows information regarding stock options exercised by our NEOs during the year ended December 31, 2022. None of our NEOs held any RSUs that vested during the year ended December 31, 2022.
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Carl L.G. Hansen, Ph.D.	224,500	1,853,937
Andrew Booth	50,000	510,821
Véronique Lecault, Ph.D.	—	—
Tryn Stimart	—	—
Neil Aubuchon	—	—
(1)
The value realized upon exercise is the difference between the fair market value of our common shares at the time of exercise and the exercise price multiplied by the number of shares acquired on exercise.

Employment Agreements and Severance Plans
Executive Employment Arrangements
We have entered into an offer letter with each of the named executive officers in connection with their employment with us, which set forth the terms and conditions of their employment.
Offer Letters in Place During the Fiscal Year Ended December 31, 2022, for Our Named Executive Officers
Carl L.G. Hansen, Ph.D.
On August 1, 2019, we entered a continuation of employment letter with Dr. Hansen, who currently serves as our Chief Executive Officer. The offer letter, effective as of September 1, 2019, and amended as of March 6, 2020, provides for Dr. Hansen’s initial annual base salary, initial target annual bonus opportunity, and his ability to participate in our employee benefit plans generally. Dr. Hansen’s offer letter also provides for certain payments and benefits in the event of a termination of employment, which were superseded and replaced by the terms in the Executive Severance Plan, or Severance Plan.
Dr. Hansen is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.
Véronique Lecault, Ph.D
On December 20, 2016, we entered an employment agreement with Dr. Lecault, who currently serves as our Chief Operating Officer. The offer letter, effective as of December 16, 2016 and amended as of June 1, 2018, provided for Dr. Lecault’s annual base salary and her ability to participate in our employee benefit plans generally. It was amended on January 1st, 2019, when she started to serve as Chief Operating Officer, to include an initial target annual bonus opportunity. On January 15, 2020, we entered into a continuation of employment agreement with Dr. Lecault, effective February 1st, 2020, that provides for Dr. Lecault’s annual base salary, initial target annual bonus opportunity and her ability to participate in our employee benefit plans generally. Dr. Lecault’s continuation of employment agreement provides that if she voluntarily resigns from the Company, she must provide the Company with three months’ prior written notice, which the Company may waive and provide payment of base salary in lieu of such notice. The employment agreement also provides for certain payments and benefits in the event of a termination of employment, which were superseded and replaced by the terms in the Executive Severance Plan, or Severance Plan.
Dr. Lecault is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following her termination from employment.
Tryn Stimart, Esq.
On July 10, 2019, we entered an offer letter with Mr. Stimart, who currently serves as our Chief Legal Officer, Chief Compliance Officer & Corporate Secretary. The offer letter, effective as of August 22, 2019, provides for Mr. Stimart’s initial annual base salary, initial target annual bonus opportunity, up to $30,000 for relocation expenses (which Mr. Stimart has not incurred), as well as his ability to participate in our employee benefit plans generally. Mr. Stimart’s offer letter also provides for certain payments and benefits in the event of a termination of employment, which has been superseded and replaced by the terms in the Severance Plan.
Mr. Stimart is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.
Andrew Booth
On April 12, 2019, we entered an offer letter with Mr. Booth, who currently serves as our Chief Financial Officer. The offer letter, effective as of August 22, 2019, provides for Mr. Booth’s initial annual base salary, initial target annual bonus opportunity, a one-time signing bonus of $15,046, source CAD amount translated at a ratio of CAD $1.3292:$1.00 USD, as set forth by the Bank of Canada, as well as his ability to participate in our employee benefit plans generally. Mr. Booth’s offer letter also provides for certain payments and benefits in the event of a termination of employment, which has been superseded and replaced by the terms in the Severance Plan.
Mr. Booth is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.
Neil Aubuchon
On November 1, 2021, we entered an offer letter with Mr. Aubuchon, who currently serves as our Chief Commercial Officer. The offer letter, effective as of January 1, 2022, provides for Mr. Aubuchon’s initial annual base salary, initial target annual bonus opportunity, a one-time signing bonus of $76,846, source CAD amount translated at the 2022 weighted-average exchange ratio of $1.3013:USD $1.00 as set forth by the Bank of Canada, reimbursement for up to $40,000 of eligible relocation expenses (which Mr. Aubuchon incurred entirely in 2022), as well as his ability to participate in our employee benefit plans generally. Mr. Aubuchon’s offer letter also provides for certain payments and benefits in the event of a termination of employment, subject to the terms of the Severance Plan.
Mr. Aubuchon is subject to a perpetual non-disclosure of confidential information covenant, an assignment of intellectual property covenant and one (1) year non-compete and non-solicitation of clients and employees covenants following his termination from employment.
Executive Severance Plan
Our Board of Directors adopted the Severance Plan, which became effective on December 10, 2020, and in which our NEOs, and certain other executives, participate. The benefits provided in the Severance Plan replace any severance for which our NEOs may have been eligible under their existing offer letters or other agreements or arrangements.
The Severance Plan provides that upon a (A) termination by us for any reason other than for “cause,” death or “disability,” or (B) resignation for “good reason” as each such term is defined in the Severance Plan, outside of the change in control period (i.e., the period of one year after a “change in control,” as defined in the Severance Plan), an eligible participant will be entitled to receive, subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) 18 months of “base salary” (i.e., the higher of the annual base salary in effect immediately prior to the date of termination or the annual base salary in effect for the year immediately prior to the year in which the date of termination occurs) for our Chief Executive Officer and 12 months of base salary for the other named executive officers, and (ii) (x) for U.S. participants, a monthly amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the U.S. participant if the applicable U.S. participant had remained employed by us for up to 18 months for our Chief Executive Officer (if a U.S. participant) and 12 months for our other named executive officers (if U.S. participants) and (y) for Canadian participants, continued health benefits for 18 months for our Chief Executive Officer (if a Canadian participant) and 12 months for our other named executive officers (if Canadian participants), provided that in no case will a Canadian participant receive less benefit continuation than is required by applicable law. The payments under (i) and (ii) will be paid in substantially equal installments in accordance with our payroll practice over 18 months for our Chief Executive Officer and 12 months for our other named executive officers.
The Severance Plan also provides that upon a (A) termination by us other than for cause, death or disability or (B) resignation for good reason in each case within the change in control period, an eligible participant will be entitled to receive, in lieu of the payments and benefits above and subject to the execution and delivery of an effective release of claims in favor of the Company and continued compliance with all applicable restrictive covenants, (i) a lump sum amount equal to 150% of the base salary and 150% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our Chief Executive Officer and 100% of the base salary and 100% of the target annual bonus in effect immediately prior to the date of termination (or immediately prior to the change in control, if higher) for our other named executive officers, (ii) (x) for U.S. participants, a lump sum amount equal to the monthly employer contribution, based on the premiums as of the date of termination, that we would have made to provide health insurance for the participant if the applicable U.S. participant had remained employed by us for 18 months for our Chief Executive Officer (if a U.S. participant) and 12 months for our other named executive officers (if U.S. participants) and (y) for Canadian participants, continued health benefits for 18 months for our Chief Executive Officer (if a Canadian participant) and 12 months for our other named executive officers (if Canadian participants), provided that in no case will a Canadian participant receive less benefit continuation than is required by applicable law, and (iii) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance-based vesting will be deemed satisfied at the target level specified in the terms of the applicable award agreement.
The payments and benefits provided under the Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant, including the named executive officers, to an excise tax under Section 4999 of the Code. If the payments or benefits payable in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the participant.
Estimated Payments and Benefits Upon Termination or Change of Control
The amount of compensation and benefits payable to each of our NEOs in various termination of employment and change in control situations, assuming that the triggering event occurred on December 31, 2022, has been estimated in the tables below. The closing price of the Company’s common shares on the NASDAQ Global Select Market as of December 31, 2022, the last trading day of 2022, was $10.13 per share. The value of the unvested stock options and RSUs was calculated by multiplying the number of unvested options and RSUs subject to vesting acceleration as of December 31, 2022, by the difference between the closing price of the Company’s common shares as of December 31, 2022, and the exercise price for such unvested option shares.

The following table sets forth the potential payments and benefits upon employment termination or a sale event for our NEOs, as if the triggering event occurred on December 31, 2022:
Payments and Benefits	Cash Severance Payments ($)	Value of RSUs ($)	Value of Stock Options ($)	Other Payments ($)(5)	Total ($)
Carl L.G. Hansen, Ph.D.
Termination Not in Connection with a Change in Control	675,000(1)	—	—	5,749	680,749
Termination in Connection with a Change in Control	1,080,000(2)	—	18,297,502	5,749	19,383,251
Andrew Booth
Termination Not in Connection with a Change in Control	450,000(3)	—	—	3,833	453,833
Termination in Connection with a Change in Control	630,000(4)	—	6,528,716	3,833	7,162,549
Véronique Lecault, Ph.D.
Termination Not in Connection with a Change in Control	450,000(3)	—	—	1,604	451,604
Termination in Connection with a Change in Control	630,000(4)	—	7,825,707	1,604	8,457,311
Tryn Stimart
Termination Not in Connection with a Change in Control	450,000(3)	—	—	36,260	486,260
Termination in Connection with a Change in Control	630,000(4)	—	9,592,615	36,260	10,258,875
Neil Aubuchon
Termination Not in Connection with a Change in Control	400,000(3)	—	—	1,943	401,943
Termination in Connection with a Change in Control	560,000(4)	1,873,381	—	1,943	2,435,324
(1)	Represents eighteen (18) months of base salary.
(2)	Represents eighteen (18) months of base salary and 1.5 times the annual target bonus.
(3)	Represents twelve (12) months of base salary.
(4)	Represents twelve (12) months base salary annual target bonus.
(5)
For Canadian named executive officers (Dr. Hansen, Mr. Booth, Dr. Lecault, and Mr. Aubuchon) amounts shown in the “Other Payments” column relate to contributions to our extended medical benefits premiums paid in CAD calculated at a ratio of CAD $1.3544:USD $1.00 as set forth by the Bank of Canada on December 31, 2022. For the U.S. named executive officer, Mr. Stimart, these amounts relate to monthly COBRA cost of medical insurance elected by Mr. Stimart during the fiscal year 2022, multiplied by twelve (12) months.

2022 CEO Pay Ratio
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all our employees other than our principal executive officer. During fiscal 2022, our principal executive officer was our Chief Executive Officer, Carl L.G. Hansen, Ph.D.
In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of October 31, 2022 (including all employees, whether employed on a full-time or part-time basis), by aggregating for each employee employed on this date, (i) annual base salary or wages for 2022, (ii) target cash incentive compensation for 2022, (iii) company retirement savings contributions and (iv) the estimated accounting value of any equity awards granted during 2022. For employees hired during 2022, we annualized their base salary as if they had been employed for the full year in 2022. We did not exclude workers in non-U.S. countries and, accordingly, compensation paid to employees in a foreign currency were translated to USD using the weighted average foreign exchange rate per the Bank of Canada for the period. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at AbCellera. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all our employees who were employed on October 31, 2022, excluding Dr. Hansen. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Dr. Hansen’s compensation for purposes of the Summary Compensation Table.
For 2022, the annual total compensation for Dr. Hansen, as reported in the Summary Compensation Table, was $8,797,688, and the annual total compensation for our median employee, who is employed as a research scientist, as calculated using Summary Compensation Table requirements was $164,570, resulting in an estimated pay ratio of approximately 53:1.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2022 Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our PEO and the other NEOs (as calculated in accordance with Item 402(v) of Regulation S-K) and certain financial performance measures. For additional information on our compensation programs and philosophy and how we design our compensation programs to align pay with performance, see the section titled “Compensation Discussion and Analysis”.
The following table reports the compensation of our CEO (our Principal Executive Officer, or PEO) and the average compensation of the other Named Executive Officers (Non-PEO NEOs) as reported in the Summary Compensation Table in our proxy statements for the past three years, as well as their compensation actually paid, as calculated pursuant to recently adopted SEC rules and certain performance measures required by the rules. The compensation actually paid values included in the table below reflect a new measure of compensation which is a combined realizable and realized pay measure predicated on fair value. The grant date fair values included in the Summary Compensation Table have been replaced with fair values reflecting the change in value of equity awards during the fiscal year. The calculations do not reflect the actual sale of stock underlying equity awards or the exercise of stock options by the executive.
					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO(1)	Average Summary Compensation Table for Non- PEO NEOs(2)	Average Compensation Actually Paid to Non-PEO NEOs(3)	Total Shareholder Return(4)	Peer Group Total Shareholder Return(5)	Net Income (000's)(6)
2022	8,797,688	(12,524,464)	4,714,723	(2,497,408)	17.20	89.28	158,519
2021	9,116,252	(122,890,934)	4,065,590	(42,221,946)	24.28	100.21	153,464
2020	16,962,608	196,560,368	5,192,441	102,062,986	68.32	100.85	118,918

(1)
Mr. Hansen was our principal executive officer for all years shown. The amounts reported represent the “compensation actually paid” to our PEO, computed in accordance with Item 402(v) of Regulation S-K, but do not reflect the actual amount of compensation earned by or paid to our PEO in the applicable year. In accordance with Item 402(v) of Regulation S-K. Below are the adjustments made to the amount reported for our PEO in the “Total” column of the Summary Compensation Table for each year to made during each year to arrive at compensation actually paid to our principal executive officer during each year shown:

Year	Summary Compensation Table Total for PEO ($)	Summary Compensation Table Value of Equity Awards ($)(a)	Equity Award Adjustments($)(b)	Compensation Actually Paid to PEO ($)
2022	8,797,688	(8,086,219)	(13,235,933)	(12,524,464)
2021	9,116,252	(8,499,587)	(123,507,599)	(122,890,934)
2020	16,962,608	(16,537,933)	196,135,693	196,560,368

(a)	The amounts reported represent the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year.

(b)
The equity award adjustments for each fiscal year include the following: (i) the addition (or subtraction, if applicable) of the year-end fair value of any equity awards granted in the year that are outstanding and unvested as of the end of the year; (ii) for any awards granted in prior years that are outstanding and unvested as of the end of the fiscal year, the addition (or subtraction, if applicable) of the change in fair value of between the end of the prior fiscal year the end of the applicable fiscal year; and (iii) for awards granted in prior years that vest during the fiscal year, the addition (or subtraction, if applicable) of the change in fair value between the end of the prior fiscal year and the vesting date of such awards. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards ($)(i)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)(ii)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)(iii)	Total Equity Award Adjustments ($)
2022	5,732,653	(12,525,740)	(6,442,846)	(13,235,933)
2021	8,288,330	(99,890,246)	(31,905,682)	(123,507,599)
2020	196,135,693	—	—	196,135,693
(2)
The amounts reported represent the average of the amounts reported for the Company’s named executive officers as a group (excluding our PEO), in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the named executive officers included for purposes of calculating the average amounts were (i) for 2022, Véronique Lecault, Tryn Stimart, Andrew Booth, and Neil Aubuchon, (ii) for 2021, Véronique Lecault, Tryn Stimart, Andrew Booth, and Neil Berkley, and (iii) for 2020, Véronique Lecault, and Tryn Stimart.

(3)
The amounts reported represent the average “compensation actually paid” to the NEOs other than our PEO as a group, computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual average amount of compensation earned by or paid to such NEOs as a group in the applicable year. In accordance with Item 402(v) of Regulation S-K, the following adjustments were made were made to the average of the amounts reported in the “Total” column of the Summary Compensation Table for the NEOs as a group (excluding our PEO) for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Summary Compensation Table Value of Equity Awards ($)(a)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	4,714,723	(4,060,547)	(3,151,585)	(2,497,408)
2021	4,065,590	(3,551,538)	(42,735,999)	(42,221,946)
2020	5,192,441	(4,740,856)	101,611,400	102,062,986

(a)	The amounts reported represent the average of the sum of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)	The equity award adjustments for each fiscal year include the amounts noted in footnote 1(b). The amounts deducted or added in calculating the equity award adjustments are as follows:
Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2022	2,898,418	(3,624,928)	(2,425,075)	(3,151,585)
2021	3,401,518	(33,634,989)	(12,502,528)	(42,735,999)
2020	60,541,519	40,501,048	568,833	101,611,400
(4)
Total shareholder return (“TSR”) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(5)	Represents the weighted peer group TSR. The peer group used for this purpose is the Nasdaq Biotechnology Index (“NBI”), a published industry index.
(6)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable fiscal year.
The Company’s mission is to bring better antibody medicines to patients faster, by working to solve general problems to transform how antibody therapeutics are discovered. To execute on this mission, the Company intends to continue to invest in its capabilities, strengthen the capabilities of its discovery and development engine, and work with partners to build a large and diversified portfolio of royalty (and equivalent) stakes in future antibody drugs. Future milestone and royalty payments and equity positions can take time to realize, if ever, and the Company could experience large fluctuations and unpredictability in annual operating results for the foreseeable future. Further, following the Company’s IPO in December 2020, the Company has experienced significant volatility in its share price. As such, the Company does not consider net income or total shareholder return in setting Company goals and determining executive compensation. Rather, the Company focuses on growth through setting annual goals, as described above in the section titled “Compensation Discussion and Analysis”, that more accurately reflect the discovery and development process, market acceptance, and future economic potential of the Company’s discovery and development engine.
Description of the Relationship Between Compensation Actually Paid and Selected Performance Metrics
As described above in the section titled “Compensation Discussion and Analysis”, the Company’s compensation program is designed to attract and retain high-performing talent in our industry, motivate our executive officers to create long-term, enhanced shareholder value, and provide a fair reward for executive effort and stimulate professional and personal growth. The Company uses several performance measures to align executive compensation with Company performance, not all of which are presented in the Pay versus Performance table above. Moreover, the Company calculates compensation to the PEO and other NEOs on a basis different than the amount reported in the Summary Compensation Table and compensation actually paid, as calculated in accordance with Item 402(v) of Regulation S-K, is not considered by the Board and the Compensation Committee in evaluating or determining executive compensation. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between compensation actually paid and the financial performance metrics presented in the Pay versus Performance table.
Compensation Actually Paid and Company TSR
The graph below shows the relationship between compensation actually paid to our PEO and the average compensation actually paid to the Company’s other NEOs to the Company’s TSR for the three years presented in the Pay versus Performance table. The Company does not use TSR as a performance measure in its executive compensation program.

Compensation Actually Paid vs. Total Shareholder Return
$200M
$150M
$100M
$50M
$0M
($50M)
($100M)
($150M)
Compensation Actually Paid
$120
$100
$80
$60
$40
$20
$0
Total Shareholder Return
2020
2021
2022
PEO Compensation Actually Paid
Non-PEO NEO Avg. Compensation Actually Paid
Company TSR
Peer Group TSR

Compensation Actually Paid and Net Income
The graph below shows the relationship between compensation actually paid to our PEO and the average compensation actually paid to the Company’s other NEOs to the Company’s net income for the three years presented in the Pay versus Performance table. The Company does not use net income as a performance measure in its executive compensation program.

Compensation Actually Paid vs. Net Income
$200M
$150M
$100M
$50M
$0M
($50M)
($100M)
($150M)
Compensation Actually Paid
Net Income
2020
2021
2022
PEO Compensation Actually Paid
Non-PEO NEO Avg. Compensation Actually Paid
Net Income

Equity Compensation Plan Information
The following table provides information as of December 31, 2022, regarding our common shares that may be issued under our equity compensation plans, consisting of our 2020 Share Option and Incentive Plan, or 2020 Plan, our Sixth Amended and Restated Stock Option Plan, or Pre-IPO Plan, and our 2020 Employee Stock Purchase Plan, or our ESPP.
Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options (#)(2)	Weighted-Average Exercise Price of Outstanding Options ($)(3)	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in The First Column)
Equity compensation plans approved by security holders(1)	49,919,068	4.63	21,329,770
Equity compensation plans not approved by security holders	—	—	—
Total	49,919,068	4.63	21,329,770
(1)
As of March 31, 2023, there were 33,209,345 shares available for grant under the 2020 Plan, no shares available for grant under the Company’s 6th Amended Pre-IPO Plan, and 1,119,160 shares available for grant under the ESPP.

(2)	Includes RSUs.
(3)	Does not include RSUs, which do not have an exercise price.
Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee is or has at any time during the prior three years been, one of our officers or employees. None of our executive officers currently serve, or have in the past fiscal year served, as a member of the Board of Directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our compensation committee.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF ABCELLERA BIOLOGICS INC.

Dr. Michael Hayden, Chair, Mr. John S. Montalbano

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions or series of transactions since January 1, 2022, to which we were or will be a party, in which:
•	the amount involved in the transaction exceeds, or will exceed $120,000; and
•
in which any of our executive officers, directors or holders of 5% or more of any class of our share capital, or the immediate family members of, or any person sharing the household with, the foregoing persons, or any affiliated entities, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and our directors are described elsewhere in this proxy statement under the sections titled “Executive Compensation” and “Director Compensation.”
Consulting Agreement with QLS Advisors LLC
The Company entered into a consulting agreement with QLS Advisors LLC (“QLS”), dated as of June 15, 2022 (the “Consulting Agreement”), pursuant to which QLS provides certain consulting, advisory and other mutually agreed upon services to the Company from time to time, as agreed upon between the Company and QLS. Mr. Lo, a member of our Board of Directors, is the chairman and majority owner of QLS. QLS is entitled to receive consulting fees of $250,000, in connection with the services provided pursuant to the Consulting Agreement in 2022 and 2023.
In fiscal year 2022, the Company paid $100,000 to QLS in consideration for the services provided to the Company pursuant to the Consulting Agreement. The remaining $150,000 was payable as of December 31, 2022.
Executive Officers and Directors Compensation
See the sections titled “Executive Compensation” and “Director Compensation” appearing elsewhere in this proxy statement for information regarding compensation arrangements and share option grants for our executive officers and our directors.
Indemnification Agreements
We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Canadian law.
Policies for Approval of Related Party Transactions
Our Board of Directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, each a related party. We have adopted a written related party transactions policy that will provide that such transactions must be submitted to the Chief Legal Officer and approved by our Audit Committee. Pursuant to this policy, the Audit Committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common shares, in each case since the beginning of the most recently completed year, and their immediate family members.

PRINCIPAL SHAREHOLDERS
The following table presents information concerning the beneficial ownership of our common shares as of April 1, 2023, by:
•	each person we know to be the beneficial owner of 5% or more of our outstanding share capital;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, a person is deemed to be a beneficial owner of our common shares if that person has a right to acquire ownership within sixty (60) days by the exercise of options. A person is also deemed to be a beneficial owner of our common shares if that person has or shares voting power, which includes the power to vote or direct the voting of our common shares, or investment power, which includes the power to dispose of or to direct the disposition of such share capital. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all common shares shown as beneficially owned by the shareholder.
Percentage of beneficial ownership in the table below is based on 288,426,514 common shares outstanding as of April 1, 2023. Common shares subject to options that are currently exercisable or exercisable within sixty (60) days of April 1, 2023, are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each individual listed below is c/o AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1.
Name and address of beneficial owner	Number of shares beneficially owned (#)	Percentage of shares beneficially owned
5% or Greater Shareholders:
Thermopylae Holdings Ltd.(1)	55,859,493	19.37%
Baillie Gifford & Co(2)	19,696,735	6.83%

Named Executive Officers and Directors:
Carl L.G. Hansen, Ph.D.(4)	59,376,908	20.59%
Tryn Stimart(5)	1,420,412	*
Véronique Lecault, Ph.D.(6)	11,077,880	3.84%
Andrew Booth(7)	5,003,165	1.73%
Neil Aubuchon(11)	81,731	*
Michael Hayden, MBCHB (M.D.), Ph.D.(8)	1,841,456	*
John S. Montalbano CFA(9)	390,814	*
Andrew Lo, Ph.D.(10)	30,422	*
Peter Thiel(3)	14,360,427	4.98%
All directors and executive officers as a group (9 persons)(12)	93,583,235	32.45%
*	Represents beneficial ownership of less than one percent.
(1)	Consists of 55,859,493 common shares held by Thermopylae Holdings Ltd. or Thermopylae, which is an entity wholly owned by Dr. Hansen.
(2)
Based solely on the Schedule 13G filed with the SEC on January 16, 2023, by Baillie Gifford & Co. Consists of 19,696,735 common shares held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The principal business address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

(3)
Based solely on the Schedule 13D filed with the SEC on December 28, 2020 by (i) Peter Thiel, a member of our Board of Directors, (ii) ABE Investments LLC, a Delaware limited liability company, (iii) The Founders Fund VII, LP, a Delaware limited partnership, or

FF-VII, (iv) The Founders Fund VII Entrepreneurs Fund, LP, a Delaware limited partnership, or FF-VIIE, (v) The Founders Fund VII Principals Fund, LP, a Delaware limited partnership, or FF-VIIP and, together with FF-VII and FF-VIIE, the FF-VII Funds, (vi) The Founders Fund VII Management, LLC, a Delaware limited liability company, or FF-VIIM and, collectively with the FF-VII Funds, the FF-VII Persons, (vii) The Founders Fund Growth, LP, a Delaware limited partnership, or FFG, (viii) The Founders Fund Growth Principals Fund, LP, a Delaware limited partnership, or FFGP and, together with FFG, the FFG Funds, and (ix) The Founders Fund Growth Management, LLC, a Delaware limited liability company, or FFGM and, collectively with the FFG Funds, the FFG Persons. Consists of (i) 10,179,880 common shares held by ABE Investments LLC, (ii) 3,343,240 common shares held by FF-VII, (iii) 401,050 common shares held by FF-VIIP, (iv) 29,240 common shares held by FF-VIIE, (v) 382,357 common shares held by FFG, and (vi) 24,660 common shares held by FFGP. Mr. Thiel is the beneficial owner of ABE Investments LLC and has sole voting and dispositive power over the common shares held by ABE Investments LLC. Investment and voting decisions with respect to the common shares held by each of the FF-VII Funds are made by a committee comprised of the managing members of FF-VIIM, which is the general partner of each of the FF-VII Funds. The managing members of FF-VIIM are Mr. Thiel, Brian Singerman and Keith Rabois. As a result, each of FF-VIIM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FF-VII Funds. Each of FF-VIIM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FF-VII Funds except to the extent of his or its respective pecuniary interest therein. Investment and voting decisions with respect to the common shares held by each of the FFG Funds are made by a committee comprised of the managing members of FFGM, which is the general partner of each of the FFG Funds. The managing members of FFGM are Messrs. Thiel, Singerman and Rabois. As a result, each of FFGM and Messrs. Thiel, Singerman and Rabois may be deemed to share voting and dispositive power with respect to the common shares held by the FFG Funds. Each of FFGM and Messrs. Thiel, Singerman and Rabois disclaims beneficial ownership of the common shares held by the FFG Funds except to the extent of his or its respective pecuniary interest therein. The principal business address of Mr. Thiel is c/o Thiel Capital LLC, 9200 Sunset Boulevard, Suite 1110, West Hollywood, California 90069. The principal business address of ABE Investments LLC is 1209 Orange Street, Wilmington, Delaware 19801. The principal business address of each of the FF-VII Persons, the FFG Persons and Messrs. Singerman and Rabois is c/o Founders Fund, LLC, One Letterman Drive, Building D, 5th Floor, San Francisco, California 94129.
(4)
Consists of (i) the common shares listed in footnote (1) and (ii) 505,125 common shares held by Dr. Hansen, and (iii) 3,012,290 common shares underlying options exercisable within 60 days of April 1, 2023.

(5)	Consists of (i) 250 common shares held by Mr. Stimart, (ii) 250 shares held by Mr. Stimart’s spouse, and (iii) 1,419,912 common shares underlying options exercisable within 60 days of April 1, 2023.
(6)
Consists of (i) 7,155,008 common shares held by Pacific Swell Capital Corp., or Pacific Swell, (ii) 273,630 common shares held by Slomo Family Trust (2019), of which Dr. Lecault is a trustee, (iii) 61,580 common shares held by the spouse of Dr. Lecault, (iv) 1,770,122 common shares held by Dr. Lecault, and (v) 1,817,540 common shares underlying options exercisable within 60 days of April 1, 2023. Dr. Lecault is a director of Pacific Swell and shares voting and dispositive power with respect to the shares held by Pacific Swell. The principal business address of Pacific Swell is 100 – 1312 Lonsdale Avenue, North Vancouver, BC, Canada V7M2H8.

(7)
Consists of (i) 138,500 common shares held by Mr. Booth, (ii) 130,959 common shares held by Mr. Booth’s spouse, and (iii) 4,733,706 common shares underlying options exercisable within 60 days of April 1, 2023.

(8)
Consists of (i) 1,273,397 common shares held by Genworks 2 Consulting, Inc., or Genworks 2, (ii) 118,245 shares held by Dr. Hayden’s spouse, and (iii) 449,814 common shares underlying options exercisable within 60 days of April 1, 2023. Dr. Hayden’s spouse has sole voting and investment power with respect to the shares held by Genworks 2. The principal business address of Genworks 2 is 4484 West 7th Avenue, Vancouver, BC, Canada V6R1W9.

(9)
Consists of (i) 56,000 common shares held by Mr. Montalbano, (ii) 5,000 common shares held by Mr. Montalbano’s spouse, and (iii) 329,814 common shares underlying options exercisable within 60 days of April 1, 2023.

(10)	Consists of 30,442 common shares underlying options exercisable within 60 days of April 1, 2023.
(11)	Consists of (i) 48,398 common shares held directly by Mr. Aubuchon, and (ii) 33,333 common shares underlying options exercisable within 60 days of April 1, 2023.
(12)	Consists of (i) 81,756,384 common shares held directly or indirectly and (ii) 11,826,851 common shares issuable upon exercise of options exercisable within 60 days of April 1, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires the company’s officers, as defined by Section 16, directors, and persons or entities who own more than 10% of a registered class of the company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons or entities are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such filings and based on written representations from reporting persons, we believe that all such reporting persons and entities complied on a timely basis with all Section 16(a) of the Exchange Act filing requirements during the fiscal year ended December 31, 2022, except with respect to the following:
•
On October 31, 2022, Thermopylae, an entity wholly owned by Dr. Hansen, gifted shares as a charitable donation. The Form 4 was filed on November 9, 2022, exceeding the allowable limit of two business day following the date of the transaction, due to an administrative error.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in fulfilling its oversight responsibilities with respect to (1) the integrity of our consolidated financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the Audit Committee approved by the Board of Directors.
Management is responsible for the preparation of our consolidated financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the fiscal year ended December 31, 2022. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of our company be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
THE AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF ABCELLERA
BIOLOGICS INC.

John S. Montalbano, CFA, Chair
Andrew Lo, Ph.D.
Michael Hayden, MBCHB, (M.D.) Ph.D.
April 28, 2023

HOUSEHOLDING
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to shareholders and proxy statement, may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary, telephone: (604) 559-9005. If you want to receive separate copies of the proxy statement or annual report to shareholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.
SHAREHOLDER PROPOSALS
A shareholder who would like to have a proposal considered for inclusion in our 2024 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 29, 2023. However, if the date of the 2024 Annual Meeting of Shareholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 Annual Meeting of Shareholders. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Shareholder proposals should be addressed to AbCellera Biologics Inc., 2215 Yukon Street Vancouver, BC V5Y 0A1, Attention: Corporate Secretary.
The BCBCA also sets out the requirements for a valid proposal and provides for the rights and obligations of our company and the submitter upon a valid proposal being made. Proposals submitted under the applicable provisions of the BCBCA that a shareholder intends to present at next year’s Annual Meeting and wishes to be considered for inclusion in our proxy statement and form of proxy relating to next year’s Annual Meeting must be received at least three months before the anniversary of our last annual general meeting. Such proposals must also comply with all applicable provisions of the BCBCA and the regulations thereunder.
If a shareholder wishes to propose a nomination of persons for election to our Board of Directors or present a proposal at an Annual Meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our articles establish an advance notice procedure for such nominations and proposals. See “Corporate Governance—Director Nomination Process.”
OTHER MATTERS
Our Board of Directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

ABCELLERA BIOLOGICS INC.
2215 YUKON STREET
VANCOUVER A1 5Y 0A1
CANADA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ABCL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 14, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Votes submitted through the mail must be received prior to June 15, 2023.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V08737-P91147 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ABCELLERA BIOLOGICS INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. John S. Montalbano, CFA	☐	☐	☐
1b. Peter Thiel	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

V08738-P91147

ABCELLERA BIOLOGICS INC.
Annual Meeting of Shareholders
June 15, 2023 9:00 AM PDT
This proxy is solicited by the Board of Directors

The shareholders hereby appoint Carl L. G. Hansen, Ph.D., Andrew Booth and Tryn Stimart, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ABCELLERA BIOLOGICS INC. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on June 15, 2023, at www.virtualshareholdermeeting.com/ABCL2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side